UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CFS BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
CFS BANCORP, INC.
707 Ridge Road
Munster, Indiana 46321
(219) 836-5500
March __, 2010
Dear Shareholder:
You are cordially invited to attend the 2010 Annual Meeting of Shareholders of CFS Bancorp, Inc. The meeting will be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana 46321 on Tuesday, April 27, 2010 at 10:00 a.m., Central Time. The matters to be considered by shareholders at the meeting are described in the accompanying materials.
As we indicated in an earlier letter to shareholders, this year’s annual meeting will most likely have a different aspect to it. Your board of directors has nominated Frank D. Lester and Thomas F. Prisby for election as directors of CFS Bancorp, Inc. Another shareholder has indicated that he intends to nominate an alternate director candidate for election at the annual meeting. If a third person is nominated at the annual meeting, there will be three persons nominated but with only two persons being elected as directors.
You are receiving this proxy statement, proxy card, and annual report from us similar to the way you have received these materials in prior years, except that this year the proxy card you receive from us is BLUE. The other shareholder has also stated an intention to send his own proxy statement with a white proxy card to shareholders relating to the 2010 annual meeting.
Your board of directors respectfully urges you to vote for the director nominees proposed and recommended by your board by completing, signing, and dating only a BLUE proxy card and returning it in the enclosed postage-prepaid envelope, and not sign or return any proxy card sent to you by other parties. If you vote using the white proxy card sent by the other party, you can subsequently revoke that proxy by signing and returning a BLUE proxy card or by voting via the Internet or by telephone. If you sign more than one proxy card, only the last proxy card that you sign and return will be counted.
Because of the election contest this year, it is very important to make sure that you carefully read any proxy card and voting information form that you receive to ensure that they contain only the names of the director nominees you wish to vote for. If you have any questions at all, please do not hesitate to contact our proxy solicitor, Laurel Hill Advisory Group, LLC, at 1-888-742-1305.
It is very important that you are represented at the meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to vote today via the Internet, by telephone, or by completing, signing, and dating your BLUE proxy card and returning it in the postage-prepaid envelope provided even if you plan to attend the meeting. This will not prevent you from voting in person at the meeting but will ensure that your vote is counted in the event you are unable to attend the annual meeting.
Your continued support of and interest in CFS Bancorp, Inc. is sincerely appreciated.

Best regards,

Thomas F. Prisby
Chairman of the Board and
Chief Executive Officer

CFS BANCORP, INC.
707 Ridge Road • Munster, Indiana 46321

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS
OF CFS BANCORP, INC.

Date:	Tuesday, April 27, 2010

Time:	10:00 a.m., Central Time

Place:	Center for Visual and Performing Arts 1040 Ridge Road Munster, Indiana 46321

Purposes:	1. To elect a class of two directors for a three-year term expiring in 2013 and until their successors are elected and qualified;

2. To ratify the appointment of BKD, LLP as the independent registered public accounting firm for CFS Bancorp, Inc. for the year ending December 31, 2010; and

3. To transact such other business that may properly come before the meeting and any adjournment or postponement thereof.

Who Can Vote:	Shareholders at the close of business on March 9, 2010 are entitled to the notice of and to vote at the meeting.

How You Can Vote:	You may vote in person or by proxy. Whether or not you plan to attend the meeting, you are urged to vote your shares via the Internet, by telephone, or by completing, signing, and dating the enclosed BLUE proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope. Doing so will ensure you are represented at the meeting and allow your shares to be voted should anything prevent your attendance at the meeting. Your vote is important and greatly appreciated.

By Order of the Board of Directors,

Monica F. Sullivan
Vice President — Corporate Secretary
Munster, Indiana
March  ___, 2010
Your Vote Is Important. Whether you own one share or many shares, your prompt cooperation in voting your BLUE proxy is greatly appreciated. Please vote your shares via the Internet, by telephone, or by completing, signing, dating, and returning the executed enclosed BLUE proxy card in the postage-prepaid envelope provided.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER
MEETING TO BE HELD ON APRIL 27, 2010. This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2009 are available at
https://materials.proxyvote.com/12525D.

CFS BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 27, 2010
VOTING AND RELATED MATTERS
This proxy statement is being furnished to the shareholders of CFS Bancorp, Inc. (Company or CFS) in connection with the solicitation of proxies by the board of directors relating to the 2010 annual meeting of shareholders of CFS to be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana 46321 on Tuesday, April 27, 2010 at 10:00 a.m., Central Time. The enclosed BLUE proxy is being solicited by our board of directors.
Why am I receiving this proxy statement?
You are receiving a proxy statement because you owned shares of CFS common stock on March 9, 2010, which is the date that our board of directors has fixed as the record date (Record Date) for determining shareholders entitled to notice of and to vote at our annual meeting and any adjournment or postponement of the meeting. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision. The notice of annual meeting, proxy statement, and BLUE proxy card are being mailed to shareholders on or about March  ___, 2010.
What will I be voting on?
•	Election of a class of two directors for a term of three years (see Proposal 1 — Election of Directors).
•
Ratification of BKD, LLP as the independent registered public accounting firm for CFS Bancorp, Inc. for the year ending December 31, 2010 (see Proposal 2 — Ratification of Independent Registered Public Accounting Firm).

What are your board of directors’ recommendations on how I should vote my shares?
Your board of directors recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the board’s nominees (Frank D. Lester and Thomas F. Prisby) for a three-year term.

Proposal 2 —	FOR the ratification of the appointment of BKD, LLP as our independent registered public accounting firm.
How will proxies be voted?
The shares represented by a properly executed and returned BLUE proxy card will be voted according to the instructions that you provide. If no instructions are provided on a signed proxy card, the persons named as proxies on a BLUE proxy card will vote FOR the election of Frank D. Lester and Thomas F. Prisby as directors and FOR Proposal 2.
The board of directors does not know of any matter other than those stated in this proxy statement that may come before the annual meeting. If any other matters are properly presented for action at the annual meeting, or at any adjournment or postponement of the meeting, a BLUE proxy card will confer discretionary authority to the persons named in the BLUE proxy card to vote on those matters. It is intended that the persons named as proxies in the BLUE proxy card will vote with respect to those matters as recommended by the board of directors of CFS or, if no recommendation is given, in their best judgment.

Will there be a proxy contest for the election of directors at the annual meeting?
Your board of directors has nominated Frank D. Lester and Thomas F. Prisby for election as directors at the 2010 annual meeting of shareholders. In connection with the annual meeting, we are sending you this proxy statement together with a proxy card and our annual report on Form 10-K, as we have done in the past. This year, however, the proxy card solicited by your board of directors is BLUE.
Richard J. Lashley, a principal of the PL Capital, LLC, has stated his intention to nominate John Palmer for election as a director at the 2010 annual meeting of shareholders in opposition to the nominees recommended by your board of directors. PL Capital also has stated its intention to send its proxy statement and white proxy card to our shareholders relating to the 2010 annual meeting.
As such, there will be three nominees for election to your board of directors but only two will be elected.
We believe that your current board of directors, with its breadth of relevant and diverse experience, represents the best interests of our shareholders and that the two directors nominated by your board should be re-elected. Your board of directors unanimously recommends a vote FOR each of your board’s two nominees for director (Mr. Lester and Mr. Prisby) on the enclosed BLUE proxy card.
Will I be receiving proxy statements and proxy cards from several persons this year?
In prior years, CFS shareholders received a proxy statement and proxy card only from us relating to the annual meeting. This year, however, CFS shareholders will receive a proxy statement and proxy card from us and from another shareholder. Our proxy card is BLUE.
Your board of directors recommends that you sign and return only a BLUE proxy card and that you discard any proxy card that you may receive from PL Capital. If you vote using a white proxy card sent to you by PL Capital, you can subsequently revoke that proxy by signing and returning a BLUE proxy card, or by voting via the Internet or by telephone. If you sign more than one proxy card, only the last proxy card that you sign and return will be counted.
How do I vote?
You can vote either in person at the meeting, by proxy without attending the meeting, via the Internet, or by telephone. We encourage you to attend the meeting and urge you to vote by proxy even if you plan to attend so that we will know as soon as possible that enough votes will be present to establish a quorum for us to hold the meeting. If you attend the meeting in person, you may vote by ballot at the meeting even though you signed and returned a proxy. Please contact Monica F. Sullivan, our corporate secretary, at (219) 836-5500 if you need directions to the annual meeting.
If you are the record holder of your shares, you can vote by completing, dating, and signing the enclosed BLUE proxy card and returning it in the enclosed postage-prepaid envelope. You also may vote your shares by following the instructions contained on the enclosed BLUE proxy card to vote via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders using a control number and allow shareholders the opportunity to confirm that their instructions have been properly recorded.

If your shares are held through a broker, bank, or other record holder, you may vote your shares by completing, dating, and signing the voting instruction form that you receive from your broker, bank, or other record holder. You may also be able to vote your shares via the Internet or by telephone in accordance with the instructions provided by your broker, bank, or other record holder.
Can I change my vote?
You have the right to revoke your proxy at any time before the meeting by (i) notifying Monica F. Sullivan, our corporate secretary, in writing at 707 Ridge Road, Munster, Indiana 46321 or (ii) delivering a later-dated proxy card. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting. If you hold your shares through a broker, bank, or other record holder, please contact your broker or bank for procedures and documentation on how to change your vote.
How will shares in our Employee Stock Ownership Plan and 401(k) Plan be voted?
If you are a participant in the CFS Bancorp, Inc. Employee Stock Ownership Plan (ESOP), you will receive a voting instruction card to use to provide voting instructions to First Bankers Trust Services, Inc., the trustee for the ESOP, for the shares allocated to your account under the ESOP as of the Record Date. Your voting instructions to the trustee should be completed, dated, signed, and returned in the envelope provided, or you may vote via the Internet or by telephone, by 11:59 p.m. Eastern Time on April 22, 2010. Please do not return your voting instructions to the Company. Your voting instructions relating to the shares allocated to your ESOP account will be kept confidential by the ESOP trustee and will not be disclosed to any of our directors, officers, or employees.
Unless the terms of the ESOP or the fiduciary duties of the ESOP trustee require otherwise, the trustee will vote the shares allocated to your account under the ESOP in accordance with your instructions received by the trustee in a timely manner. If you do not return your voting instruction card in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your ESOP account, the trustee will vote the shares allocated to your account in the same proportion and in the same manner as the shares with respect to which timely and proper instructions have been received.
If you are a participant in the Citizens Financial Bank 401(k) Retirement Plan (401(k) Plan), you will receive a voting instruction card to use to provide voting instructions to Vanguard Fiduciary Trust Company, the trustee for the 401(k) Plan, for the shares credited to your account under the 401(k) Plan as of the Record Date. Your voting instructions to the trustee should be completed, dated, signed, and returned in the envelope provided, or you may vote via the Internet or by telephone, by 11:59 p.m. Eastern Time on April 22, 2010. Please do not return your voting instructions to the Company. Your voting instructions relating to the shares credited to your 401(k) Plan account will be kept confidential by the 401(k) Plan trustee and will not be disclosed to any of our directors, officers, or employees.
Unless the terms of the 401(k) Plan or the fiduciary duties of the 401(k) Plan trustee require otherwise, the trustee will vote the shares credited to your account under the 401(k) Plan in accordance with your instructions received by the trustee in a timely manner. If you do not return your voting instruction card in a timely manner or if your voting instruction card is returned unsigned or without indicating how you desire to vote, the trustee of the 401(k) Plan will vote the shares credited to your account in the same proportion and in the same manner as the shares with respect to which timely and proper instructions have been received.
What does it mean if I receive more than one BLUE proxy card?
If you hold your shares in multiple registrations, or in both your own name and through a broker or bank, you will receive a BLUE proxy card for each account. Please sign, date, and return all BLUE proxy cards you receive. If you choose to vote via the Internet or by telephone, please vote once for each BLUE proxy card you receive. Only your latest dated proxy card for each account will be voted.
In addition, to ensure that shareholders have our latest proxy information and materials, we will conduct multiple mailings prior to the annual meeting date. We will send you a new BLUE proxy card with each mailing, regardless of whether you have previously voted. Only the latest dated proxy card you submit will be counted.

Marking a white proxy card as withholding a vote for PL Capital’s nominee will not be counted as a vote for your board’s nominees and will result in the revocation of any previous vote you may have cast on a BLUE proxy card. If you wish to vote in accordance with the recommendation of your board of directors, you should not sign or return any proxy card you receive other than a BLUE proxy card.
How many votes do I have?
You will have one vote for every share of CFS common stock that you owned on March 9, 2010.
How many shares are entitled to vote?
There were  _____,  _____,  _____  shares of CFS common stock outstanding and entitled to vote at the annual meeting as of March 9, 2010. Each share is entitled to one vote. There is no cumulative voting.
How many votes must be present to hold the meeting?
A majority of the votes that can be cast must be present, in person or by proxy, for there to be a quorum to hold the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether a quorum is present.
How many votes are needed for the proposals to pass?
Election of Directors (Proposal 1). Directors will be elected on a plurality basis. In other words, the two director candidates receiving the highest number of “For” votes will be elected. A “Withhold” vote for a nominee will not count as a vote for or against that nominee.
Ratification of Independent Registered Public Accounting Firm (Proposal 2). The ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ended December 31, 2010 will be approved if the votes cast for the proposal exceed those cast against the proposal provided that a quorum is present in person or by proxy. A proxy card marked as abstaining with respect to this proposal will not count as a vote for or against the proposal.
What is a broker non-vote?
A broker non-vote occurs when a broker, bank, or other record holder (typically referred to as being held in “street name”) cannot vote on a particular matter because the broker or bank does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Brokers and banks have the discretion to vote shares held in “street name” on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent registered public accountants but the election of directors is considered a non-routine matter. Thus, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker, bank, or other nominee will not be able to vote your shares in this matter, and your shares will not be voted for any of the nominees. We urge you to provide instructions to your broker, bank, or other nominee so that your votes may be counted in this important election. You should vote your shares by following the instructions provided on a voting instruction form that you receive from your broker, bank, or other nominee.
Who pays for the proxy solicitation cost?
Your board of directors is soliciting the BLUE proxies. The Company will pay only for expenses incurred for the solicitation of BLUE proxies. We contemplate that proxies will be solicited principally through the mail, but some of our directors and officers as well as certain of our employees may solicit proxies personally or by telephone, fax, mail, or e-mail without receiving special compensation for these services. In addition to sending you these materials, you may also be solicited through Company press releases and postings on our website, www.citz.com.

We have retained Laurel Hill Advisory Group, LLC (Laurel Hill) to assist us in soliciting your proxy for an estimated fee of $40,000 plus reasonable out-of-pocket expenses. Laurel Hill expects that approximately twenty-five of its employees will assist in the solicitation. Laurel Hill may ask brokerage houses, banks, and other custodians and nominees whether other persons are beneficial owners of our common stock. If so, we will reimburse brokers, banks, and other custodians and nominees for their costs of sending our proxy materials to the beneficial owners of our common stock.
Our total expenses, including those of Laurel Hill, related to the solicitation of BLUE proxies in excess of those normally spent for an annual meeting as a result of the proxy contest, and excluding salaries and wages of our regular employees and officers, are expected to be approximately $                    , of which approximately $                     has been spent to date. Appendix A sets forth information relating to our director nominees as well as certain of our directors, officers, and employees who are considered “participants” in our solicitation under the rules of the Securities and Exchange Commission (SEC).
Will I receive a copy of the annual report of CFS?
Our annual report on Form 10-K for the year ended December 31, 2009 is included with this proxy statement. The annual report includes our audited financial statements, along with other financial information and exhibits, and we urge you to read it carefully.
Can I access CFS’ proxy materials and annual report electronically?
This proxy statement and our annual report on Form 10-K for the year ended December 31, 2009 are available at https://materials.proxyvote.com/12525D. We encourage all shareholders to elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You may choose this option and save your Company the cost of producing and mailing these documents by:
•	following the instructions provided on your BLUE proxy card or voting instruction form;

•	following the instructions provided when you vote over the Internet; or

•	going to https://materials.proxyvote.com/12525D and following the instructions provided.
If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access our proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on this same website. You do not have to elect Internet access each year.
What is “householding?”
We have adopted a procedure called “householding” which has been approved by the SEC. Under this procedure, a single copy of the annual report and the proxy statement will be sent to multiple shareholders sharing the same address and last name unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure allows us to save on printing costs and related fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a separate copy of the annual report and the proxy statement?
If you are a shareholder of record and you received a single copy of the annual report and the proxy statement at an address that you share with another shareholder, we will promptly deliver a separate copy at your request by writing Monica F. Sullivan, our corporate secretary, at 707 Ridge Road, Munster, Indiana 46321, calling her at (219) 836-5500, or e-mailing her at msullivan@citz.com.
How do I revoke my consent to the householding program?
If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to receive separate annual reports, proxy statements, and other disclosure documents in the future, you must revoke your consent by contacting Illinois Stock Transfer Company toll free at (800) 757-5755 or by writing to Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606-6905. You will be removed from the householding program within 30 days of receiving your householding consent revocation.
A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

PROPOSAL 1 — ELECTION OF DIRECTORS
The corporate governance and nominating committee unanimously recommended to your board of directors that Frank D. Lester and Thomas F. Prisby should be the board’s nominees for election as directors at the upcoming annual meeting. Your board accepted the committee’s recommendations and unanimously nominated Mr. Lester and Mr. Prisby for election as directors. The BLUE proxies solicited by your board will, unless otherwise directed, be voted for the election of the board’s two nominees to serve in a class of directors for three-year terms expiring in 2013 and until their successors are elected and qualified. Mr. Lester and Mr. Prisby have each consented to be named in this proxy statement as director nominees and to serve if elected. All of the directors of CFS are also directors of Citizens Financial Bank, CFS’ wholly-owned federal savings bank (Bank). In addition, Daryl D. Pomranke, who is the president and chief operating officer of the Company and the Bank, is a director of the Bank but not the Company. There are no family relationships among any of our directors or executive officers.
Your board of directors has no reason to believe that any of our nominees are unable to serve or will not serve if elected. If for any reason a nominee becomes unable to serve or unwilling to serve if elected, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes that shall be designated and nominated by your board.
Our articles of incorporation provide that our board of directors shall be divided into three designated classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The number of directors currently serving on our board is six, including three directors whose terms expire at the 2011 annual meeting, one director whose term expires at the 2012 annual meeting, and two directors whose terms expire at this annual meeting.
As described under Board Committees and Related Matters — Consideration of Director Candidates, the corporate governance and nominating committee seeks a diverse group of director candidates. The committee considers nominees who, together with our other board members, have significant executive and financial experience and demonstrate, among other things, broad industry knowledge, the highest level of personal integrity, independence of judgment, loyalty, and willingness to serve and to commit the necessary amount of time to oversee the Company’s affairs. The committee also believes that your board of directors should be comprised of individuals with diverse business backgrounds and other differentiating characteristics that can provide a multi-faceted set of perspectives and experience to your board. The committee applied these factors to your board and determined that the six directors, including the board’s two director nominees, have the breadth of relevant and diverse experience necessary to serve the best interests of our shareholders. In addition to the these factors, the individual experience, qualifications, attributes, and/or skills that led the committee to conclude that each incumbent and director nominee is qualified to serve on your board is discussed in the following director biographies.

Your board of directors unanimously recommends that you vote FOR the two nominees listed below and on the enclosed BLUE proxy card.
DIRECTOR NOMINEES AND DIRECTORS CONTINUING IN OFFICE

		Position(s) Held With		Current Term
Name	Age	CFS Bancorp, Inc.	Director Since	Expires

NOMINEES FOR ELECTION AT THE 2010 ANNUAL MEETING

Frank D. Lester	69	Director	2001	2010
Thomas F. Prisby	68	Chairman of the Board and Chief Executive Officer	1998	2010

OTHER BOARD MEMBERS CONTINUING IN OFFICE

Gregory W. Blaine	61	Director	1998	2011
Robert R. Ross	64	Director	2004	2011
Joyce M. Simon	62	Director	2004	2011
Gene Diamond	57	Director	1998	2012
Frank D. Lester has been a director of CFS since 2001 and the Bank since 2000. Mr. Lester is a member of our audit committee. Mr. Lester served as president of Union Tank Car Company, a member of the Marmon Group, in Chicago, Illinois from 1999 to 2006, retiring in 2007. As president of Union Tank Car, he was accountable for the company’s 65,000 leased railcar fleet, 8,000 car manufacturing capacity in three plants, and the railcar maintenance network in the United States and Mexico — totaling 3,500 employees and $500 million in annual revenue. On his watch, the tank car fleet grew to the largest in North America based on the number of railcars leased and the company built a $100 million green field manufacturing facility in Louisiana on time and on budget. Prior to returning to Chicago, Mr. Lester was president of the company’s Canadian affiliate, Procor Limited. Under his leadership there from 1994 to 1999, the company set earnings records in each of his last three years and grew the railcar fleet by twenty percent. As an industry leader in both the US and Canada, he was a member of several industry boards and committees: Railway Supply Institute, National Freight Transportation Association, the Association of American Railroads’ Associates Advisory Board, American Chemistry Council, Canadian Association of Railcar Suppliers, and Canadian Chemical Producers Association. Mr. Lester’s previous executive management experience, analytical aptitude, and leadership provides us with a wealth of knowledge from which to draw upon. We believe these skills qualify him for service as a director of CFS and the Bank.

Thomas F. Prisby has been the chairman of the board and chief executive officer of CFS since its incorporation in 1998 and of the Bank since 1996. Mr. Prisby has also been a director of CFS Holdings, Ltd., a subsidiary of the Bank that manages an investment portfolio, since April 24, 2001. Mr. Prisby was the president and chief operating officer of the Bank from 1989 until becoming chairman of the board and chief executive officer in 1996. Prior to joining the Bank, Mr. Prisby worked for six years as an operations officer at Crawford Savings, a $400 million thrift located in Chicago, Illinois. Mr. Prisby also worked for 13 years as a certified public accountant at Ernst & Young LLP in various audit, tax, and consulting roles. Mr. Prisby’s significant executive, financial, and operational experience with CFS and the Bank, as well as his extensive knowledge of and credibility within the financial services industry and the markets in which we operate, provide our board of directors with critical insights into our operations, opportunities, and challenges. Mr. Prisby brings over 30 years of bank management experience which encompasses many varying economic cycles that we believe is imperative given today’s economic and regulatory environment. Mr. Prisby’s active community involvement within our markets and his familiarity with the demographics of our markets benefit us significantly in developing and executing our strategic plan.
Gregory W. Blaine has been a director of CFS and the Bank since 1998. Mr. Blaine currently serves as our lead independent director and serves as a member of our audit, compensation, and corporate governance and nominating committees. Mr. Blaine is the former chairman and chief executive officer of TN Technologies, Inc., a digital marketing communications company, retiring in 1998. Mr. Blaine also served in various management roles with True North Communications, Inc., the parent company of TN Technologies, from 1979 to 1998, including director of Global Operating Systems, and a member of the board of directors of True North Communications from 1990 to 1997. Mr. Blaine’s experience as a member of the board of directors, chief executive officer, and other senior management positions of a leading communications firm provides our board of directors with essential insight into marketing and public relations matters affecting the Bank. His extensive management experience often leads to thought provoking discussions with our board and management.
Robert R. Ross has been a director of CFS and the Bank since 2004. Mr. Ross chairs our audit committee and is a member of our corporate governance and nominating committee and the Bank’s asset liability management committee. Mr. Ross has served as the president of Ross Consulting, a business and financial consulting firm, since 2004. Mr. Ross was an audit partner with PricewaterhouseCoopers LLP from 1982 to 2004. While a partner at PricewaterhouseCoopers, Mr. Ross served a variety of public companies including those in the financial and insurance services industries. His internal responsibilities at PricewaterhouseCoopers, among others, included risk management oversight for the Midwest Region Offices of the firm and development of the firm’s global independence policies. Mr. Ross has also served as a special accounting advisor to an independent counsel to the SEC in connection with certain investigative matters and has served as an instructor on the performance of integrated audits as prescribed by the Public Company Accounting Oversight Board. Mr. Ross’ experience as an audit partner provides our board of directors with a wealth of highly technical knowledge pertaining to public reporting, audit, accounting, risk management, and internal accounting control issues and procedures. Mr. Ross’ ability to serve on the audit committee based on his current and past experience is among the reasons he was selected for board membership. Mr. Ross’ involvement in the Northwest Indiana community provides us with added knowledge of this market and has resulted in a significant number of business referrals to the Bank during his tenure as a Director. Mr. Ross is also a Trustee Emeritus of Calumet College of St. Joseph.
Joyce M. Simon has been a director of CFS and the Bank since 2004. Ms. Simon chairs our corporate governance and nominating committee and is a member of our audit and compensation committees. Ms. Simon has served as the chief financial officer of the John G. Shedd Aquarium since 1992. Ms. Simon previously served as an audit partner with Ernst & Young LLP in Chicago, Illinois from 1988 to 1991. Ms. Simon’s experience provides our board of directors with audit, accounting, and risk management expertise. Her familiarity and experience with public company filing requirements and her ability to serve on our audit committee were among the reasons for her selection for board membership. Ms. Simon is extremely detail oriented but her keen understanding of strategic versus tactical issues aids us in keeping discussions at the appropriate level.
Gene Diamond has been a director of CFS since 1998 and the Bank since 1994. Mr. Diamond chairs our compensation committee. Mr. Diamond serves as the regional chief executive officer of the Sisters of St. Francis Health Services, Inc., where he is responsible for the hospital group consisting of St. Margaret Mercy Healthcare Centers located in Hammond and Dyer, Indiana; St. Anthony Medical Center in Crown Point, Indiana; St. Anthony Memorial Health Centers in Michigan City, Indiana; and Franciscan Physicians Hospital in Munster, Indiana. From 2001 to 2004, Mr. Diamond served as the regional chief operating officer of the Sisters of St. Francis Health Services, Inc. Mr. Diamond previously served as chief executive officer of St. Margaret Mercy Healthcare Centers from 1993 to 2004. Mr. Diamond’s chief executive and large employer experience provides our board of directors with an essential resource for human resources related issues. Mr. Diamond’s contemplative demeanor and common sense approach provide an added set of skills to our board.

EXECUTIVE OFFICERS
Below you will find information with respect to the principal occupations during the last five years for the executive officers of CFS and the Bank who do not also serve as a director of CFS. All executive officers are elected annually by our board of directors and serve until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers, and there are no arrangements or understandings between our directors and any other person which resulted in the person being elected as an executive officer, other than our employment agreements with Messrs. Pomranke and Cole.
Daryl D. Pomranke, 49, was appointed as president and chief operating officer of CFS and the Bank in April 2008, after joining CFS and the Bank as executive vice president and chief operating officer in April 2007. Mr. Pomranke was elected as a director of the Bank in June 2009. Prior to joining us, Mr. Pomranke was employed by Harris N.A. and its predecessor, Mercantile National Bank of Indiana, since 1998. Mr. Pomranke had various management roles and responsibilities at Harris N.A., including regional financial services officer, chief financial officer, corporate development, corporate lending, cash management services, and strategic planning.
Charles V. Cole, 48, joined CFS and the Bank as executive vice president in 2003 and has served as our chief financial officer since January 2004. Prior to joining us, Mr. Cole served as senior vice president and chief financial officer at Advance Bancorp in Lansing, Illinois, from 1999 to 2003. Mr. Cole began his tenure with Advance Bancorp in 1991 as controller of South Chicago Bank and was promoted to vice president and chief financial officer of Advance Bancorp in 1995.
Dale S. Clapp, 47, joined the Bank as executive vice president — business banking in April 2008. In December 2009, Mr. Clapp was appointed to executive vice president — sales management and his responsibilities expanded to include retail sales and marketing. Prior to joining us, Mr. Clapp served as senior vice president and regional sales manager of the business banking group at Harris N.A. (Northwest Indiana Region), and its predecessor, Mercantile National Bank of Indiana, since 1995. While at Harris N.A., Mr. Clapp was responsible for the Indiana business banking sales team, cash management group, and the business development of relationship managers. Prior to joining Mercantile National Bank of Indiana, Mr. Clapp was with Horizon Bank in Michigan City, Indiana as vice president of business banking where he was responsible for a group of three relationship managers.
Daniel J. Zimmer, 46, joined the Bank as senior vice president and senior credit officer in December 2007 and is currently responsible for commercial and retail loan underwriting, loan documentation and processing, and the Bank’s loan management and collections group. Prior to joining us, Mr. Zimmer was the commercial loan credit manager at MidAmerica Bank in Downers Grove, Illinois from 2006 to 2007 where he assisted with growing the commercial loan portfolio to $2.0 billion prior to MidAmerica’s sale to National City Corporation (now PNC Financial Services Group, Inc.). Mr. Zimmer was also the commercial loan credit manager at Standard Bank & Trust in Hickory Hills, Illinois from 2004 to 2006 where he was responsible for underwriting loan requests in excess of $500,000, hiring and training analysts, and providing credit training classes to relationship managers.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN SHAREHOLDERS
The following table includes, as of March 9, 2010, our Record Date, certain information regarding our common stock that is beneficially owned by (i) persons, entities and/or groups who or which are known to CFS to be the beneficial owners of more than 5% of our issued and outstanding common stock, (ii) the directors of CFS, (iii) the executive officers of CFS, and (iv) all directors and named executive officers of CFS as a group.

			Percent of
	Amount and Nature		Common Stock
Name of Beneficial Owner of CFS Common Stock	of Beneficial Ownership (1)		(2)

Owners of More Than Five Percent:
CFS Bancorp, Inc. Employee Stock Ownership Plan Trust c/o First Bankers Trust Services, Inc.	854,519	(3)		%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	960,663	(4)		%

PL Capital, LLC 20 E. Jefferson Ave., Suite 22 Naperville, IL 60540	1,020,759	(5)		%

Directors and Director Nominees:
Gregory W. Blaine	51,725	(6)(7)(9)	*
Gene Diamond	85,437	(7)(8)(9)	*
Frank D. Lester	43,611	(7)(9)(10)	*
Thomas F. Prisby	447,450	(7)(9)(11)(12)(13)		%
Robert R. Ross	32,622	(7)(9)(14)	*
Joyce M. Simon	29,761	(7)(9)(10)	*

Other Named Executive Officers:
Charles V. Cole	84,225	(7)(9)(11)(12)	*
Daryl D. Pomranke	58,323	(9)(11)	*
Dale S. Clapp	23,277	(9)(11)	*
Daniel J. Zimmer	16,473	(9)(11)	*

All directors, director nominees and other named executive officers of CFS as a group (ten persons)	872,904	(15)		%

*	Represents less than 1% of the outstanding stock.

(1)
Based upon filings made under the Securities Exchange Act of 1934 and information furnished by the directors and executive officers named in this table. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Percentages are calculated on the basis of the amount of our outstanding shares plus all options exercisable within 60 days of the Record Date, and certain shares that may otherwise be acquired, for each applicable individual and for all directors and executive officers as a group.

(3)
The ESOP is governed by the terms of a written document adopted by our board of directors. First Banker’s Trust Services, Inc. acts as the trustee of the ESOP under the terms of a trust agreement with the Company. Under the terms of the ESOP, the shares held in the ESOP are voted in accordance with the instructions of the participating employees. If no instructions are received, the trustee votes the shares in proportion with the instructions that were received from other participants. The ESOP reported shared voting and dispositive power in its Schedule 13G/A filed with the SEC on February 12, 2010.

(4)
Information included is based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 8, 2010. In the Schedule 13G/A, Dimensional Fund Advisors expressly disclaims beneficial ownership of these securities.

(5)
Information included is based solely on a Schedule 13D/A filed on November 20, 2009 by PL Capital, LLC, Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., Goodbody/PL Capital, L.P., PL Capital/Focused Fund, L.P., PL Capital Advisors, LLC, Goodbody/PL Capital, LLC, John W. Palmer, Richard J. Lashley, Beth Lashley, Danielle Lashley, Irving A. Smokler, and Red Rose Trading Estonia OU. Certain of these parties report sole and/or shared voting and dispositive power with respect to these securities. However, the preliminary proxy statement filed by these and other parties with the SEC on March 4, 2010 indicates beneficial ownership of 1,069,009 shares of CFS common stock.

(6)	Includes 25 shares held by Edward W. Blaine, Mr. Blaine’s adult child. Mr. Blaine disclaims beneficial ownership of these securities.

(7)
Includes shares subject to stock options exercisable within 60 days of the Record Date as follows: Blaine — 20,000; Diamond — 20,000; Lester — 27,000; Prisby — 154,145; Ross — 16,000; Simon — 16,000; and Cole — 50,000. As of the Record Date, all of the stock options outstanding were out of the money with exercise prices ranging from $8.50 to $14.64 per option.

(8)
Includes 1,237 shares held in an individual retirement plan for Mr. Diamond; 42,000 shares owned jointly with Mr. Diamond’s spouse; and 3,000 shares held by a private foundation established by Mr. Diamond.

(9)
Includes shares of service- and performance-based restricted stock allocated as follows: Blaine — 3,200; Diamond — 3,200; Lester — 3,200; Prisby — 11,100; Ross — 3,200; Simon — 3,200; Cole — 14,848; Pomranke — 28,700; Clapp — 13,222; and Zimmer — 11,695.

(10)	Includes shares held in a trust established by CFS to fund its obligations with respect to the directors’ deferred compensation plan as follows: Lester — 3,293 and Simon — 9,561.

(11)	Includes shares allocated under the ESOP as follows: Prisby — 23,224; Cole — 10,735; Pomranke — 4,537; Clapp — 1,055; and Zimmer — 2,778.

(12)	Includes shares held in the Bank’s 401(k) Plan as follows: Prisby — 19,240 and Cole — 642.

(13)
Includes 7,580 shares in an individual retirement account; 27,269 shares held in a trust of which Mr. Prisby’s spouse, Cynthia M. Prisby, is the trustee and sole beneficiary; 61,527 shares owned by Sandra S. Prisby, Mr. Prisby’s adult daughter who resides in his household; 35,217 shares held by a trust established by CFS to fund its obligations with respect to nonqualified retirement benefits; 683 shares owned jointly by Mrs. Prisby and a third party; and 2,000 shares owned by a private charitable foundation established by Mr. Prisby in 2002. Mr. Prisby disclaims beneficial ownership of the shares owned by Ms. Sandra Prisby.

(14)	Includes 3,415 shares owned jointly with Mr. Ross’ spouse.

(15)
Includes 100,701 shares of restricted stock, which may be voted by the directors and executive officers; 42,329 shares allocated to the executive officers under the ESOP; 19,882 shares held in the Bank’s 401(k) Plan; 303,145 shares which may be acquired by the directors and executive officers within 60 days of the Record Date upon the exercise of stock options; and 48,049 shares that may be acquired from a trust established by CFS to fund its obligations with respect to certain nonqualified retirement benefits and the directors’ deferred compensation plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires our executive officers and directors, and other persons who own more than ten percent of our outstanding common stock, to file reports of their stock ownership and certain changes in their stock ownership with the SEC.
We have reviewed the written statements provided to us by our directors and executive officers regarding their CFS stock ownership. Based solely on a review of these reports and statements, we believe that our executive officers and directors complied timely with those filing requirements for 2009, with the exception of Mr. Prisby who filed one late Form 4 relating to an inadvertent error, based on previous advice, involving 979 shares of common stock owned by his adult daughter. Mr. Prisby has disclaimed beneficial ownership of the shares held by his daughter.
CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
Our board of directors has affirmatively determined that a majority of our directors are independent under the applicable NASDAQ rules. Our independent directors are Gregory W. Blaine, Gene Diamond, Frank D. Lester, Robert R. Ross and Joyce M. Simon.
BOARD COMPOSITION AND COMMITTEES
Our board of directors is currently comprised of six members. Our board has an executive committee, an audit committee, a compensation committee, and a corporate governance and nominating committee. Our board may establish additional committees from time to time. The duties of the executive committee are set forth in the board resolutions that authorized the committee. The charters for our audit, compensation, and corporate governance and nominating committees are available for review on our website at www.citz.com — Investor Relations — Governance Documents.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF CONDUCT AND ETHICS
Our board of directors has adopted corporate governance guidelines that, along with our articles of incorporation, by-laws, and charters of our various board committees, provide the foundation for our governance. Among other things, our corporate governance guidelines address the composition, functions, responsibilities, and committees of our board; minimum qualifications for directors; director independence requirements; the appointment of the lead independent director; limitations as to service on other boards; access to management; director compensation, orientation, and development; management succession and review; and annual board and committee evaluations.
We have a code of conduct and ethics (Code of Ethics) applicable to all directors, executive officers, and employees. We will disclose in a current report on Form 8-K filed with the SEC the nature of any amendment to the Code of Ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of the Code of Ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of the Code of Ethics that has been made known to any of our executive officers.
Our corporate governance guidelines and Code of Ethics are available on our website at www.citz.com — Investor Relations — Governance Documents. Copies are also available to any shareholder upon written request to Monica F. Sullivan, our corporate secretary, at 707 Ridge Road, Munster, Indiana 46321.

BOARD LEADERSHIP STRUCTURE AND LEAD INDEPENDENT DIRECTOR
Mr. Prisby currently serves as the chairman of the board and chief executive officer of CFS and the Bank. In addition, our board has appointed a lead independent director from among the independent members of our board. Mr. Blaine currently serves as our lead independent director.
Our board of directors regularly reviews and assesses the effectiveness of our leadership structure and will implement any changes as it deems appropriate. Our current leadership structure is comprised of a six-member board of directors consisting of a chairman of the board, who is also the chief executive officer, and five independent directors from which a lead independent director is appointed to serve a two-year term. We have established formal responsibilities for our lead independent director to ensure that our board of directors is adequately informed of the affairs of CFS and the Bank. Our president and chief operating officer is also regularly consulted and actively engaged by our board. We believe that this leadership structure ensures appropriate and effective governance of CFS and the Bank.
In addition to our corporate governance guidelines, our corporate governance and nominating committee charter describes formal responsibilities for our lead independent director. The primary responsibilities of the lead independent director are to coordinate the activities of the independent directors and to serve as a liaison between the chairman and chief executive officer and the other independent directors. The lead independent director’s additional responsibilities include, among other things, to (i) consult with the chairman and chief executive officer as to an appropriate schedule and agenda for board meetings; (ii) advise the chairman and chief executive officer as to the quality, quantity, and timeliness of the information submitted by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties; (iii) ensure that the independent directors have adequate opportunities to meet and discuss issues in executive sessions without management present; (iv) develop the agendas for and serve as chairman of the executive sessions of the independent directors; (v) ensure the independent directors have adequate resources, especially by way of full, timely, and relevant information to support their decision-making requirements; (vi) preside at all meetings of our board at which the chairman of the board is not present; (vii) seek input from the independent directors and relay any concerns about the Company, where appropriate, to the full board; (viii) communicate the results of executive sessions to the chairman and chief executive officer; and (ix) ensure availability for consultation and direct communication with our lead independent director by any shareholder upon request.
We believe that the separate responsibilities of, and coordination between, our chairman and chief executive officer and our lead independent director enhances our board of directors’ oversight of communications with our shareholders and is an effective leadership structure for our circumstances. Our board of directors believes that our chief executive officer is best situated to serve as our chairman of the board because he is the director most familiar with the Company’s business, industry and markets, and most capable of effectively identifying strategic priorities and implementing our strategic plan. Having a single person serve as the chairman of the board and chief executive officer provides for effective communication between our board and management and ensures that all relevant matters concerning the implementation of our strategic plan and the performance and operations of CFS and the Bank are appropriately brought to the attention of the full board. Additionally, our lead independent director is responsible for coordinating with the chairman and chief executive officer to ensure all matters important to the independent directors are brought to their attention and appropriately addressed.
Further, to assure effective independent oversight, our board of directors has adopted several governance practices, including:
•	a clearly-defined lead independent director role;
•	regular executive sessions of the independent directors; and
•	annual performance evaluations of our chairman and chief executive officer by the independent directors.

An added benefit of having our chairman of the board serve as our chief executive officer provides us with an opportunity for effective and orderly succession planning by allowing us to have a president and chief operating officer. Our president and chief operating officer plays a significant role in managing the day-to-day operations of CFS and the Bank thereby allowing our chairman and chief executive officer to focus on our strategic initiatives. Our president and chief operating officer is a member of the board of directors of the Bank and attends all meetings of the board of directors of CFS. The engagement and active participation of our president and chief operating officer in the strategic planning and management of CFS and the Bank further enhances the leadership structure of our board.
We recognize that no single leadership model is right for all companies and at all times. Our board recognizes that, depending on the circumstances, other leadership models, such as separating the chairman of the board and chief executive officer positions, might be appropriate at some point and our board of directors periodically reviews its leadership structure in this regard.
RISK OVERSIGHT PROCESS
Our board of directors administers risk oversight of CFS and the Bank through the audit committee. The committee oversees the risk management function, including the internal audit function. The head of our risk management department functionally reports to the committee and administratively reports to our president and chief operating officer. As provided in its charter, the committee monitors the appointment, compensation, and oversight of the head of the risk management department and periodically reviews the organizational structure and qualifications of the risk management department. The head of the risk management department assists in the preparation of the agenda for each audit committee meeting and regularly attends such meetings.
The audit committee provides regular risk management updates to the full board of directors. Additionally, our board reviews risk management policies annually and receives monthly risk management reports. The committee meets in executive session, without management present, with the head of the risk management department on a periodic basis. Our board also oversees the management of risks associated with its compensation and corporate governance practices through regular reports from its compensation and corporate governance and nominating committees. A compensation risk assessment committee was appointed by the compensation committee in January 2010. The compensation risk assessment committee consists of members of senior management of the human resources, risk management, and internal audit functions and is charged with providing the compensation committee with an annual assessment of the risks associated with our corporate compensation plans and practices with a particular focus on incentive compensation arrangements.
DIRECTOR ATTENDANCE
We do not have a formal policy regarding director attendance at our annual meetings of shareholders. However, absent unavoidable extenuating circumstances, all of our directors are expected to attend our annual meetings of shareholders and to be available to meet with shareholders before and after the meeting. We typically schedule a board meeting in conjunction with the annual meeting. All of our directors attended our annual meeting of shareholders held on April 28, 2009.
During the year ended December 31, 2009, our board of directors met fifteen times either in person or via conference calls. No director attended fewer than 75% of the aggregate total number of meetings held during their service period and the total number of meetings held by all committees during their service period.
EXECUTIVE SESSIONS
Executive sessions of our board of directors are those at which only non-employee directors are present. Our independent directors meet in executive session at least quarterly. There were four executive sessions in 2009. Our lead independent director and any non-employee director can request that an executive session of our board be scheduled.

SHAREHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Shareholders may correspond with the chairman of the board or our lead independent director, Mr. Blaine, or any other member of our board of directors, by writing a letter addressed to his or her attention in care of Monica F. Sullivan, our corporate secretary at 707 Ridge Road, Munster, Indiana 46321. All correspondence addressed in this manner will remain sealed and will only be opened by the person to whom it is addressed. Employees and others who wish to contact a member of our board or audit committee to report complaints or concerns with respect to accounting, internal accounting controls, or auditing matters may do so confidentially by directing correspondence to the attention of the member, in care of our senior vice president — risk management at 707 Ridge Road, Munster, Indiana 46321.
RELATED PARTY TRANSACTIONS
Except as described below with respect to loans made by the Bank, all related party transactions for directors, executive officers, and five percent shareholders must be approved by the board of directors with any related director recusing from any discussions and abstaining from voting. Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of our Code of Ethics.
The Bank may, in accordance with federal regulations, extend credit to its directors, officers and employees, as well as members of their immediate families, in the ordinary course of business under substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank. These loans are made in accordance with the Bank’s underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, loans by the Bank to directors in excess of $500,000 must be approved in advance by the Bank’s board of directors.
The Bank employs Michael P. Prisby, the son of our chairman and chief executive officer, as its vice president and corporate investment officer. Mr. Michael Prisby’s compensation and benefits for 2009 and 2008 totaled $209,613 and $189,893, respectively. The Bank also employs Sandra Prisby, the daughter of our chairman and chief executive officer, as its vice president of corporate strategic planning and sales performance management. Ms. Prisby’s compensation and benefits for 2009 and 2008 totaled $132,440 and $125,412, respectively. Compensation adjustments for 2009 for Michael Prisby and Sandra Prisby were made to align their total compensation with the median for individuals with similar responsibilities based upon the Towers Watson survey data, see Benchmarking in Executive Compensation. The 2008 compensation totals have been recomputed to reflect the new SEC rules relating to the value of equity awards granted so that they are comparable to the 2009 compensation totals.
We are unaware of any related party transactions other than those described above, with the exception of $105,372 and $375,200 paid in 2009 and 2008, respectively, to Caprio-Prisby Architectural Design, Inc. for services rendered in the design of our new branch buildings and for the renovation of existing branch locations. The services performed during 2009 were on nine projects. The amount paid included approximately $39,000 of fees for work performed by unrelated third parties. The services performed during 2008 were on eight projects. The amount paid included approximately $100,000 of fees for work performed by unrelated third parties. Mr. Prisby’s son, James C. Prisby, is a principal of this firm. The independent members of our board of directors ratify all payments made by the Bank to the firm no less frequently than annually.
BACKGROUND AND CONTACTS WITH PL CAPITAL, LLC
This section sets forth a chronology of the material discussions and contacts that the Company had with the principals of PL Capital from January 27, 2009, which is the date that PL Capital filed its initial Schedule 13D with the SEC, through the date of this proxy statement. During this period, the directors and executive officers of the Company have been available to meet with representatives of PL Capital relating to matters pertaining to the Company.
On February 20, 2009, representatives of the Company and representatives of PL Capital had a discussion by telephone regarding various matters relating to the Company.
On March 20, 2009, representatives of the Company and representatives of PL Capital had a subsequent discussion by telephone regarding various matters relating to the Company.

On March 25, 2009, PL Capital sent a letter to the Company in which it made a shareholder derivative demand under Indiana law.
On March 25, 2009, Mr. Palmer telephoned Mr. Prisby to discuss the derivative demand letter that PL Capital had sent on this day.
On April 13, 2009, PL Capital sent a letter to the Company relating to the timing of the shareholder derivative demand process.
On April 28, 2009, Mr. John Palmer attended the annual meeting of shareholders of the Company. Various directors and executive officers of the Company had discussions with Mr. Palmer at the meeting about matters pertaining to the Company and the Bank.
On May 5, 2009, PL Capital sent a letter to the Company setting forth its issues relating to the Company’s 2009 annual meeting of shareholders and attaching a list of questions that PL Capital requested the Company to answer.
On May 11, 2009, the Company sent a letter to PL Capital and expressed the Company’s disagreement with the issues about the 2009 annual meeting of shareholders raised in PL Capital’s letter of May 5, 2009.
On May 14, 2009, PL Capital sent a letter to the Company responding to the Company’s letter of May 11, 2009 relating to the 2009 annual meeting of shareholders.
On June 3, 2009, Mr. Richard J. Lashley, a principal of PL Capital, sent a letter to the Company requesting to inspect the Company’s record of shareholders and other related items.
On June 10, 2009, the Company responded to Mr. Lashley’s letter of June 3, 2009 and indicated that it would provide Mr. Lashley with a record of shareholders. The Company also indicated that it would not provide any of the other related items because those items were outside the scope of what was required by law.
On June 16, 2009, Mr. Lashley sent a letter to the Company indicating that he was entitled to the other shareholder-related items that he requested on June 3, 2009.
On June 17, 2009, the Company sent a letter to Mr. Lashley transmitting a record of shareholders of the Company in accordance with and under the conditions of applicable Indiana law.
On July 20, 2009, at the Company’s request, Mr. Gregory Blaine, the Company’s lead independent director, and Mr. Robert Ross, an independent director and the chair of the Company’s Audit Committee, met in person with Richard Lashley and John Palmer, principals of PL Capital, at the offices of PL Capital.
On August 24, 2009, PL Capital sent a letter to the Company that stated its objections to the Company’s elimination of the mandatory director retirement policy, suggested that the Company adopt other measures in accordance with certain corporate governance recommendations of RiskMetrics, and commented on a letter dated August 17, 2009 that the Company sent to all of its shareholders.
On November 2, 2009, PL Capital sent a letter to the Company raising certain issues about the calculation of the Bank’s deferred tax assets and the possibility of the overstatement of the Bank’s regulatory capital.
On November 12, 2009, the Company sent a letter responding to PL Capital’s letter of November 2, 2009 that expressed disagreement with the issues raised in PL Capital’s letter relating to the calculation of the Bank’s deferred tax assets and any overstatement of the Bank’s regulatory capital and explained the calculation of the Bank’s deferred tax assets.

On November 18, 2009, PL Capital sent a letter to the Company expressing disagreement with the explanation and conclusions relating to the Bank’s deferred tax assets and regulatory capital set forth in the Company’s letter of November 12, 2009.
On December 3, 2009, the Company sent a letter to PL Capital expressing disagreement with PL Capital’s letter of November 18, 2009 relating to the calculation of the Bank’s deferred tax assets and regulatory capital.
On December 4, 2009, PL Capital sent a letter to the Company offering to engage an independent accounting and tax expert to examine the Bank’s calculation of its deferred tax assets and regulatory capital.
On December 8, 2009, the Company sent a letter responding to PL Capital’s letter of December 4, 2009 and indicated that it would consider PL Capital’s offer to engage an independent accounting and tax expert.
On December 30, 2009, the Company sent a letter to PL Capital indicating that the Company needed to consult with its legal counsel and to consider PL Capital’s request to engage an independent accounting and tax expert further.
On January 6, 2010, the Company sent Mr. Lashley a letter requesting him to provide certain information in writing about Mr. Palmer, PL Capital’s proposed director nominee, and other parties affiliated with PL Capital so that the Company’s corporate governance and nominating committee could determine whether to consider Mr. Palmer’s qualifications to be a director nominee of the Company.
On January 11, 2010, PL Capital declined to provide the written information requested by the Company and requested to meet in person with the Company’s corporate governance and nominating committee and to interview the Company’s potential director candidates.
On January 26, 2010, the Company sent a letter to Mr. Lashley indicating that he had not provided the written materials the Company had requested and, as a result, the corporate governance and nominating committee of the Company was unable to consider Mr. Palmer for nomination to the Company’s board of directors.
On January 29, 2010, PL Capital sent the Company a letter expressing its disappointment that the Company’s corporate governance and nominating committee would not consider Mr. Palmer as a nominee for election to the Company’s board of directors. PL Capital also expressed its disappointment that the Company would not make the Company’s proposed director nominees available for an interview inasmuch as PL Capital has to decide which nominee of the Company not to support on its proxy under the SEC’s short slate rules.
On February 5, 2010, the Company sent a letter to PL Capital indicating that the Company’s corporate governance and nominating committee had established a process to review the information which the Company had requested about Mr. Palmer and certain affiliates of PL Capital and, based on the information that could have been provided, the Committee would have then determined if it was appropriate to consider Mr. Palmer’s qualifications further, including through an in-person interview.
BOARD COMMITTEES AND RELATED MATTERS
EXECUTIVE COMMITTEE
The members of the executive committee are Mr. Prisby and any two of the independent directors. Mr. Prisby has been appointed chairman of the committee and all three members are required to constitute a quorum. The committee is authorized to exercise the power of the board of directors between board meetings. The committee mainly exists for the purpose of reviewing and implementing business policies and making business decisions that need to be made but do not require or merit discussion and review by the full board or that involve time sensitive matters where it is not practical to gather the full board. The committee did not meet in 2009.

AUDIT COMMITTEE
The audit committee is comprised solely of independent members of our board of directors, as defined by NASDAQ listing standards and SEC rules and regulations. The members of the committee are Messrs. Ross (Chairman), Blaine, and Lester and Ms. Simon. Our board has determined that all members of this committee are financially literate and that Mr. Ross is an “audit committee financial expert” as defined by the SEC. The committee met five times during 2009. The committee’s charter can be viewed on our website at www.citz.com — Investor Relations — Governance Documents.
The audit committee’s primary function is to provide oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, the performance of our risk management and internal audit function, and our compliance with certain applicable accounting, legal, and regulatory requirements. In addition, among other responsibilities, the committee also appoints, oversees the performance of, and approves the fees of our independent auditors; reviews and discusses with management and the independent auditors our annual audited and quarterly financial statements; reviews with management and the independent auditors the adequacy and effectiveness of our internal controls, including our disclosure controls and procedures; discusses with management our major financial risk exposures and monitors the steps taken to control such risks; assures that we maintain a risk management and internal audit function; periodically reviews critical accounting policies, accounting treatments and material written communications between management and the independent auditors; annually reviews the committee’s charter and evaluates the committee’s performance; reviews and recommends any changes to our Code of Ethics; and prepares the committee report for inclusion in our annual meeting proxy statement.
REPORT OF THE AUDIT COMMITTEE
The report of the audit committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that CFS specifically incorporates this report by reference, and will not otherwise be deemed filed under these Acts.
The audit committee reviewed and discussed with management and our independent registered public accounting firm our Company’s audited financial statements as of and for the year ended December 31, 2009. Management has the primary responsibility for our financial statements and the reporting process, including our system of internal controls. Our independent registered public accounting firm, BKD, LLP, audited our financial statements as of and for the year ended December 31, 2009 and expressed an opinion that the financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of our Company and its subsidiaries as of and for the year in conformity with generally accepted accounting principles for the United States of America.
The audit committee discussed with our independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the committee has received from our independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the committee concerning independence and has discussed with the independent registered public accounting firm its independence. The committee relies on the information and representations provided to it by management and the independent registered public accounting firm.
Based on these reviews and discussions, the audit committee recommended to our board of directors that our audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
Audit Committee
Robert R. Ross (Chairman)
Gregory W. Blaine
Frank D. Lester
Joyce M. Simon

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
The corporate governance and nominating committee is comprised solely of independent members of our board of directors, as defined by NASDAQ listing standards. The members of the committee are Ms. Simon (Chairman), and Messrs. Blaine, Diamond, and Ross. The committee met five times in 2009. The committee’s charter can be viewed on our website at www.citz.com — Investor Relations — Governance Documents.
The primary responsibilities of the corporate governance and nominating committee are to assist our board of directors by identifying individuals who are qualified to serve as directors of our Company; recommending to our board the slate of director nominees for election at each annual meeting of shareholders; recommending to our board any matters relating to the size and membership of our board’s committees; reviewing and recommending changes to our by-laws as they relate to corporate governance matters and our corporate governance principles and policies; and overseeing the evaluation process of our board. Additional responsibilities include, among others, reviewing possible candidates for election to our board; determining the qualifications that the committee will consider when evaluating potential director nominees; assessing the needs for any new standing committees of our board; and annually reviewing the committee’s charter and evaluating the committee’s performance.
CONSIDERATION OF DIRECTOR CANDIDATES
Role of Corporate Governance and Nominating Committee. The corporate governance and nominating committee makes a recommendation to our board of directors each year of individuals to be nominated for election as directors at our annual meeting of shareholders. In the event vacancies occur on our board during the year, the committee also may make recommendations of persons to fill these vacancies. After considering the committee’s recommendations, our board ultimately determines the director nominations or the appointments to fill vacancies.
The corporate governance and nominating committee will consider candidates for board membership suggested by the committee’s members, by other members of our board of directors, and by our shareholders. For existing directors to be nominated for re-election at an annual meeting, the committee will consider, among other things, the director’s performance on our board, his or her attendance record at board and committee meetings, the needs of our Company, and the ability of the director to continue to satisfy our established director qualifications.
With respect to new members of our board of directors, the corporate governance and nominating committee will consider the needs of our Company as well as whether the potential candidate satisfies our director qualifications. When the committee determines a need exists, the committee will recommend new directors to replace existing directors, to add new members to our board in the event the size of our board is increased, or to fill vacancies. In the case of new directors, after the committee has identified a prospective director nominee and has conducted an initial evaluation of the candidate, the committee will interview the candidate. If the committee believes the candidate would be an appropriate addition to our board, the committee will recommend to the full board that the individual be considered for a director position. Our board then determines whether to nominate the person for election at an annual meeting of shareholders or be appointed to fill a vacancy on our board.
Suggestions by Shareholders. The corporate governance and nominating committee will consider suggestions by our shareholders of individuals to serve on our board of directors in connection with the committee’s recommendations to the full board of director nominees for election at the annual meeting. Because we believe our board works best when operated in a spirit of collegiality, mutual respect, and trust, unsolicited recommendations regarding potential director candidates may be subject to additional scrutiny and reliable references will be required for all prospective members. The committee will take special care to insure that potential candidates do not possess undisclosed motives for seeking the nomination, conflicting loyalties to special interest groups, or a desire to represent a distinct subset of our shareholders.
Any shareholder desiring to make a suggestion to the corporate governance and nominating committee of a possible director nominee should follow the procedures set forth in Article V, Section 14 of our by-laws which are summarized under Shareholder Proposals and Nominations. A complete copy of our by-laws was included as an exhibit to the Company’s Form 8-K filed with the SEC on July 31, 2009 and is also available to our shareholders free of charge upon written request to Monica F. Sullivan, our corporate secretary at 707 Ridge Road, Munster, Indiana 46321.

Qualifications of Directors. Given the nature of our business, the corporate governance and nominating committee seeks to recruit and retain directors with significant executive and financial experience. Additional qualities, among others, that the committee considers important include:
•	personal integrity;
•	ability and willingness to apply sound independent business judgment;
•	overall business experience and skills, including high-level leadership experience in business or administrative activities;
•	breadth of knowledge about issues affecting our business;
•	ability and willingness to contribute special competencies to our board of directors;
•	judgment, knowledge, and viewpoints that are likely to enhance our board’s ability to manage our business affairs;
•	loyalty and concern for our continued long-term success and welfare;
•	awareness of a director’s vital part in corporate citizenship and image;
•	commitment to investing the time necessary to prepare for and attend meetings of our board of directors;
•	willingness to assume fiduciary responsibility; and
•	ability to represent the best interests of all shareholders.
We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will enhance the quality of our board’s deliberations and decisions and that will assist our board of directors in fulfilling its responsibilities. While we do not have a specific policy with regard to consideration of diversity in identifying director nominees, the corporate governance and nominating committee will take into consideration each candidate’s contribution to our board’s overall diversity. We broadly construe diversity to mean a variety of perspectives, skills, opinions, experiences, and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics.
COMPENSATION COMMITTEE
The compensation committee is comprised solely of independent members of our board of directors, as defined by NASDAQ listing standards. The members of the committee are Messrs. Diamond (Chairman) and Blaine and Ms. Simon. The committee held eight meetings in 2009. The committee charter can be viewed on our website at www.citz.com — Investor Relations — Governance Documents.
The compensation committee, among other responsibilities, designs, implements, and approves the compensation and benefit programs for our executives; evaluates the performance of our chief executive officer; reviews and recommends to the board the base salary and short- and long-term compensation of the officers named in the Summary Compensation Table of this proxy statement including our chief executive officer; administers certain of the benefit plans in which our named executive officers (NEOs) and directors participate; reviews and makes recommendations to our board regarding any employment, change-in-control, or severance agreements for NEOs; annually reviews and reports to our board on the implementation and development of a succession plan for the chief executive officer and contingencies for all vice presidents and above; and annually reviews the committee’s charter and evaluates the committee’s performance.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
From January 1, 2009 through March 16, 2009, the compensation committee was comprised of independent directors Mr. Diamond (Chairman), Mr. Lester and Ms. Simon. On March 16, 2009, Mr. Blaine, who is also an independent director, replaced Mr. Lester on the committee. There were no compensation committee interlocks during 2009, which generally means that no executive officer of CFS served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our compensation committee.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis addresses the following topics: our compensation philosophy and objectives regarding executive compensation; our compensation-setting process; the elements of our executive compensation program; and our method for decision-making and the data and reasoning behind such decisions for 2009.
Philosophy and Objectives
The compensation committee of our board of directors administers our overall executive compensation program. We seek to reward executive officers named in the Summary Compensation Table of this proxy statement (NEOs) with a total compensation package that is competitive and is aligned with the financial and non-financial business goals supporting our business strategy. Our executive compensation program is designed to accomplish the following high-level objectives:
•	attract and retain the talent needed to execute our business strategy;
•	offer a total compensation package that is performance driven and is competitive in the industry, but also reflects our structure and business strategy;
•	base a portion of total compensation on enhancing our performance relative to short- and long-term goals;
•	closely align the interests of management with our shareholders; and
•	discourage executives from taking excessive or unnecessary risks.
We seek to provide our executives with industry-competitive base salaries combined with performance-based incentives in an effort to provide an appropriate balance and focus between our short- and long-term goals. We believe a portion of our executives’ compensation should be deferred and subject to forfeiture upon voluntary termination to encourage continued employment with us. At the same time, we believe that compensation should be set at responsible levels. Our executive compensation program is intended to be consistent with our constant focus on profitability, growth objectives, and strategic performance goals. We generally target total compensation, including each element of compensation, to be competitive (at least the 50th, but not more than the 75th percentile) when measured against a range of comparable companies, including financial institutions in our asset size range — see Benchmarking below.
Our compensation philosophy and high-level objectives have guided several important compensation-related decisions, including:
•	A portion of each NEO’s total compensation (up to 45% for 2009) is contingent on, and variable with, achievement of corporate, business unit, and/or individual performance objectives.
•	Equity awards are made to closely align the interests of management with our shareholders.
•	Employment and change-in-control agreements with our NEOs are designed to promote continuity and stability of management.
•	Nonqualified deferred compensation plans are used for certain NEOs in order to promote balance between retirement compensation (which encourages their retention) and short-term cash compensation.

We also believe that total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:
•	Total compensation is higher for executives with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives.
•
As position and responsibility increases, a greater portion of an executive’s total compensation is performance-based pay contingent on the achievement of corporate, business unit, and/or individual performance objectives.

•	Equity-based compensation levels are higher for executives with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.
The Compensation-setting Process
Compensation Committee’s Role
The compensation committee is responsible for discharging the duties of our board of directors with respect to overall executive compensation and benefit purposes. After receiving the recommendation of the compensation committee, our board of directors approves all elements of compensation for our NEOs. The compensation committee evaluates each element of executive compensation as well as all the elements taken as a whole. The committee reviews corporate, business unit, and individual performance objectives and targets to ensure they align with our business strategy and the interests of our shareholders. The committee also reviews and makes recommendations with respect to employment, change-in-control, severance, or related agreements with NEOs as well as other compensation-related matters and policies regarding NEOs.
Management’s Role
Although the compensation committee and our board of directors are ultimately responsible for executive compensation, they seek input and information from management in connection with their decisions. The committee conducts a formal review of the chief executive officer’s performance on an annual basis. In addition, the chief executive officer provides the committee with an annual evaluation of the performance of the president and chief operating officer and, with input from the president and chief operating officer, provides an annual evaluation of the performance of the other NEOs. The chief executive officer and the president and chief operating officer provide information and make recommendations to the committee concerning corporate, business unit, and individual performance objectives, targets, salary levels, annual performance-based cash incentives, and equity-based awards for all NEOs as well as other officers. The chief executive officer, the president and chief operating officer, and the senior vice president of human resources assist the committee in preparing meeting agendas and providing the necessary data for the committee to evaluate and implement our compensation programs.
Compensation Consultant’s Role
The compensation committee has authority to retain an independent compensation consultant and other advisors for advice on executive compensation and other employee benefits matters and to otherwise assist with the committee’s duties and responsibilities. The committee also has direct access to officers and employees of the Company as well as outside legal counsel or other experts as needed. The compensation consultant reports directly to the committee.
The compensation committee regularly engages a compensation consultant to perform periodic comprehensive compensation studies as well as to provide ongoing updates with respect to compensation trends and best compensation practices in the banking industry. The committee requests and uses this information, as needed, to make informed decisions regarding the design, implementation, and approval of the executive compensation program. In January 2008, we engaged Watson Wyatt Worldwide, now Towers Watson, to conduct a comprehensive study which included a comparison of compensation packages for our NEOs and other key officers to industry peers based on the job descriptions provided for such officers, see Benchmarking below. Due to several changes in senior management that included a redefinition of roles and responsibilities for certain of our NEOs, Towers Watson performed a supplemental study in late 2008 that was used by the committee to design, implement, and approve our executive compensation program for 2009, see Benchmarking below.

In April 2009, the compensation committee engaged Hay Group, Inc. as its compensation consultant. During 2009, Hay Group advised the committee on certain matters regarding our executive compensation program. Hay Group was engaged to review and provide recommendations to the committee concerning our 2010 executive compensation structure, including a review of our peer group and compensation components and levels for NEOs. Hay Group also advised the committee with respect to the use of excise tax gross-up and long-term incentive compensation strategies with respect to NEOs. Additionally, at the committee’s request, Hay Group reviewed Mr. Prisby’s 2009 performance objectives and determined that they were consistent with financial services incentive goals being set in the current business environment.
Benchmarking
We believe that information regarding pay practices at other companies is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors we consider in assessing the reasonableness of compensation.
In considering the compensation mix and levels for our NEOs in 2009, we utilized compensation information obtained from the studies performed in January and November 2008 by Towers Watson. The 2008 studies were completed with competitive pay information based on the job descriptions provided for our NEOs and were collected from two sources: (i) a public company peer group comprised of 22 Midwest-based financial institutions in a comparable asset range ($1.0 billion to $1.8 billion) and market capitalization range; and (ii) published compensation surveys from Towers Watson’s financial services survey suite which includes a broad range of banks and financial institutions.
The following companies were included in our 2009 peer group:

Peer Company	Location	Peer Company	Location
Citizens First Bancorp, Inc.	Port Huron, MI	QCR Holdings, Inc.	Moline, IL
Green Bankshares, Inc.	Greeneville, TN	West Bancorporation, Inc.	West Des Moines, IA
Wauwatosa Holdings, Inc.	Wauwatosa, WI	Horizon Bancorp	Michigan City, IN
Bankfinancial Corp	Burr Ridge, IL	Hawthorn Bancshares, Inc.	Lee’s Summit, MO
MBT Financial Corp	Monroe, MI	First Security Group, Inc.	Chattanooga, TN
Enterprise Financial Services Corp	St. Louis, MO	Firstbank Corp	Alma, MI
First Defiance Financial Corp	Defiance, OH	German American Bancorp, Inc.	Jasper, IN
S Y Bancorp, Inc.	Louisville, KY	Porter Bancorp, Inc.	Louisville, KY
Mercantile Bancorp, Inc.	Quincy, IL	Camco Financial Corp	Cambridge, OH
Centrue Financial Corp	St. Louis, MO	Princeton National Bancorp, Inc.	Princeton, IL
Oak Hill Financial, Inc.	Jackson, OH	Peoples Community Bancorp, Inc.	Westchester, OH
The January 2008 surveys were adjusted through regression analysis to reflect companies with comparable assets of approximately $1.25 billion. Due to several changes in our senior management during 2008, including changing responsibilities, we engaged Towers Watson in November 2008 to perform a supplemental study for certain NEOs (Messrs. Pomranke, Clapp, and Zimmer) that included data relative to the Towers Watson financial services survey suite. The November 2008 study included the following surveys, adjusted to reflect companies with comparable assets of approximately $1.3 billion:
•	WWDS 2008/09 Financial Services Report on Executive and General Industry Personnel;
•	WWDS 2008/09 Financial Services Report on Commercial Lending and Trust Services Personnel; and
•	WWDS 2008/09 Financial Services Report on Retail Banking Personnel.
The 2008 studies conducted by Towers Watson provided peer and industry compensation data relative to the job descriptions for our NEOs. Where appropriate, Towers Watson developed blended market matches to reflect the NEO’s experience and specific responsibilities at CFS. We considered this information and made appropriate adjustments to our 2009 executive compensation program after taking into account the job responsibilities and circumstances applicable to our NEOs and CFS.

We used our peer group data in determining the total compensation mix for our NEOs in 2009. In so doing, we sought to achieve an appropriate allocation of cash and non-cash compensation and incentives that were comparative to, and competitive with, our peer group as well as aligned with our specific circumstances and overall business strategy and objectives. Peer group information was also used in determining the allocation of service- and performance-based restricted stock awards under our Equity Incentive Plan and bonus payout percentages under our Cash Incentive Plan, see Long-term Equity-based Awards and Performance-based Annual Cash Incentive Plan below.
The 2008 surveys were used in setting the 2009 base salaries for our NEOs. Based on the recommendation from Towers Watson, we decided to use the survey information as a benchmark, rather than our peer group information, because survey information provided a broader perspective of the market for executives with similar job responsibilities as well as provided better insight as to the relative competition for executives with similar skill sets. In contrast, several financial institutions in our peer group are located outside our immediate market and are subject to less competition for executive talent.
Elements of Executive Compensation
Our total compensation program for NEOs consists of five key elements:
•	base salary;
•	performance-based annual cash incentives;
•	long-term equity based awards;
•	service-based cash retention awards; and
•	retirement and other benefits.
Base Salary
We believe that base salary is a key element in attracting and retaining the necessary executive talent and must be both competitive and reflective of an executive’s responsibilities and inherent value to CFS. We review and establish base salary ranges annually and, for 2009, the ranges were based on a competitive market analysis prepared by Towers Watson, see Benchmarking above. We generally target base salaries of our NEOs from at least the 50th percentile but not more than the 75th percentile of the published compensation surveys for our industry. These ranges take into consideration the scope of each executive’s responsibilities and internal pay equity within the executive level. These ranges also provide us with the discretion to target the median while recognizing the level of experience each executive has in his or her position as well as individual contributions to CFS.
Individual salaries for NEOs are adjusted annually to take into account such factors as outstanding performance, promotions, industry conditions, market competition, financial performance, and advice from Towers Watson. In addition, the minimum base salaries of Messrs. Prisby, Pomranke, and Cole provided for in their individual employment agreements are taken into consideration, see Compensation Discussion and Analysis — Employment Agreements.
We took the foregoing factors into consideration, particularly the 2008 studies prepared by Towers Watson, in determining 2009 base salary increases that were effective February 23, 2009 for our NEOs. Mr. Prisby did not receive a salary increase in 2009. Due to the deteriorating economic conditions in 2008 and into January 2009, Mr. Prisby asked that any decision regarding a determination of his base salary be deferred until at least March 2010. The compensation committee agreed with this request. Mr. Prisby’s base salary in 2009 was near the median of the January 2008 survey data.
Mr. Pomranke received a salary increase of 12.37% for 2009. We considered Mr. Pomranke’s continued increasing role within the Company, having assumed responsibility for the day-to-day management of all areas of the Bank, as well as assisting the chairman and chief executive officer in strategic planning and close interaction with our board of directors. Mr. Pomranke’s base salary in 2009 was between the 50th and 75th percentile of the November 2008 survey data.

Messrs. Cole, Clapp, and Zimmer received salary increases of 3.49%, 6.06%, and 9.85%, respectively, for 2009. Mr. Cole’s 2009 base salary was near the median of the January 2008 survey data. Mr. Clapp’s 2009 base salary was near the median of the November 2008 survey data while Mr. Zimmer’s base salary was in the 25th percentile of the November 2008 survey data.
Performance-based Annual Cash Incentive Plan
We believe that a portion of total compensation should include performance-based incentives to promote a pay-for-performance compensation framework that focuses management on achieving short-term (annual) performance in a manner that supports and promotes our long-term success and profitability. On January 26, 2009, the compensation committee approved a Performance-based Cash Incentive Plan (Cash Incentive Plan) for our NEOs and other key employees. We pay annual cash incentives under the Cash Incentive Plan to motivate and reward for exceptional performance for the year. The Cash Incentive Plan provides an opportunity for NEOs and key employees to earn a cash bonus for 2009 based on the achievement of corporate, business unit, and/or individual performance objectives at threshold, target, or maximum levels, as established by the committee and approved by the board. To discourage excessive risk-taking, performance objectives are tied to measures of operating performance rather than the short-term appreciation in our stock price.
In January 2009, we established a targeted cash incentive (a percentage of average base compensation) and set performance objectives for each NEO for the fiscal year. In establishing the targeted cash incentive percentage for each NEO, we relied in large part on the peer group data provided by Towers Watson. We sought to align the targeted cash incentive percentages with the median short-term incentive compensation levels of the 2008 survey data while taking into account the specific circumstances and goals of each executive and CFS. Mr. Prisby’s targeted cash incentive percentage was adjusted to 45% (5% above the targeted cash incentive of the median based on the published survey data provided by Towers Watson.) We determined it was appropriate to increase the cash portion of Mr. Prisby’s potential 2009 short-term incentive-based compensation in lieu of an award under the 2008 Omnibus Equity Incentive Plan due to Mr. Prisby’s tenure with CFS and the amount of his current holdings of CFS common stock.
In establishing performance objectives, we considered input from the chief executive officer and the president and chief operating officer concerning operating forecasts and industry outlooks; specific performance objectives; measurability of performance objectives; and alignment of performance objectives with the overall strategic plan of CFS. The performance objectives for 2009 were position specific and included corporate, business unit, and/or individual performance objectives depending on the NEO. We strive to link performance objectives to measures of operating performance that are aligned with the strategic goals of CFS. In addition, at the committee’s request, Hay Group reviewed the 2009 performance objectives for Mr. Prisby. The review by Hay Group of Mr. Prisby’s objectives found them to be consistent with financial services incentive goals being set in the current business environment.
After performance objectives were established for each NEO, a weighted percentage was assigned to each objective relative to the impact it would have in achieving our strategic objectives and the respective executive’s ability to impact the execution of the particular performance measure. The actual amount of cash incentive that could be awarded was based on the level of achievement of threshold, target, or maximum for each portion of the NEO’s performance objectives as a percentage of the targeted cash incentive for that NEO. Cash awards to executives are based upon the compensation committee’s evaluation of each executive’s performance during the year relative to the specific objectives developed at the beginning of the year. Under the Cash Incentive Plan, the committee determines whether awards are earned and therefore paid.

The targeted cash incentive percentage, performance objectives, and related weighted percentages for each NEO for 2009 are identified in the following table:

	Targeted
	Incentive as a
	Percentage of Base		Weighted
Name	Salary	Performance Objective	Percentage
Thomas F. Prisby	45.0%	Reduction in non-performing assets	50.0%
		“Core” diluted earnings per share	25.0
		Core deposit growth	15.0
		Commercial loan originations	10.0
Daryl D. Pomranke	30.0	Reduction in non-performing assets	50.0
		“Core” diluted earnings per share	25.0
		Core deposit growth	15.0
		Commercial loan originations	10.0
Charles V. Cole	27.5	“Core” diluted earnings per share	75.0
		Individual performance objectives	25.0
Dale S. Clapp	27.5	“Core” diluted earnings per share	50.0
		Business unit performance objectives	50.0
Daniel J. Zimmer	25.0	“Core” diluted earnings per share	60.0
		Reduction in non-performing assets	22.5
		Individual performance objectives	17.5
The potential payouts to our NEOs under the Cash Incentive Plan assuming the above performance objectives are achieved with the maximum payout for “core” diluted earnings per share being 150% of target and the maximum for all other objectives being 100% of target are as follows:

Name	Threshold	Target	Maximum
Thomas F. Prisby	$65,981	$175,950	$197,944
Daryl D. Pomranke	27,444	73,184	82,332
Charles V. Cole	9,877	52,679	72,433
Dale S. Clapp	11,454	47,727	59,658
Daniel J. Zimmer	6,619	35,779	46,513
Because we did not earn a profit in 2009, we determined that performance objectives which were otherwise achieved by an NEO would not result in a portion of the cash bonus opportunity being paid to him. Therefore, the compensation committee exercised its discretionary authority under the Cash Incentive Plan and did not authorize any payments of cash bonuses to our NEOs notwithstanding the achievement of certain of their performance objectives. For future years, the committee has determined that the Company must be profitable, as determined by the committee, as a condition to any cash bonuses being paid to our NEOs.
Reduction in Non-performing Assets
Reducing the number and dollar amount of non-performing assets was a key corporate goal in 2009. Accordingly, we decided to include this corporate goal as a performance objective for those NEOs with the greatest ability to impact the execution of strategies to achieve this goal, namely, the chief executive officer, the president and chief operating officer and the senior credit officer. Given the short-term importance of achieving this corporate goal, a significant portion of the targeted cash incentives for these NEOs was conditioned on reducing non-performing assets. We define non-performing assets as the sum of non-accrual loans and other real estate owned. The established targets were as follows:

Non-performing Assets	Threshold	Target	Maximum
Payout Percentage	50%	75%	100%
Targeted level of non-performing assets at December 31, 2009	$53,225,230	$45,621,626	$38,018,022
At December 31, 2009, our non-performing assets totaled $68.3 million. Because our non-performing assets exceeded the minimum threshold amount, no payout was earned for this performance objective.

“Core” Diluted Earnings Per Share
We consider “core” diluted earnings per share to be a key measure of our overall operating performance and have established “core” diluted earnings per share as a performance objective for each NEO. Considerable weight was placed on achieving “core” diluted earnings per share targets relative to each NEO’s targeted cash incentive.
In the first quarter of 2009, our compensation committee approved the methodology for establishing our performance targets for “core” diluted earnings per share. These targets were calculated based on the return on average assets from October 2008 through September 2009 for each bank and thrift that was included in the our self-established peer group of 41 publicly-traded banks and thrifts located in the Midwest with total assets ranging from $1.0 billion to $3.0 billion. Rather than using the peer group developed in the 2008 studies by Towers Watson, we established our own peer group for purposes of targeting “core” diluted earnings per share because we felt a larger peer group of banks and thrifts with larger assets provided a broader geographic base as well as a more diversified group of business models against which to measure our performance. Using our total assets at December 31, 2008, an “earnings equivalent” for each peer group percentile level was calculated by multiplying the peer return on average assets by our total assets. These earnings equivalent calculations were then divided by our total diluted shares of common stock outstanding at December 31, 2008 (10,614,070 shares) to determine our “core” diluted earnings per share targets.
We calculate our actual “core” diluted earnings per share by adding the after tax effect of our Federal Home Loan Bank premium amortization to our reported net income (loss) and then dividing the sum by our average diluted shares outstanding. Our actual “core” diluted earnings per share is then compared to the peer group performance targets to determine the percentage of the cash incentive award attributed to “core” diluted earnings per share. The following table shows the performance targets and the percentage of an individual’s target bonus for achieving various levels of performance. As described above, the weighted percentage assigned to this performance objective for each NEO is applied to any bonus payout earned. If we achieve performance between two targets, we perform a mathematical interpolation to calculate the bonus payout percentage.

	“Core” Diluted Earnings	Bonus Payout
Peer Group Percentile	Per Share Targets ($)	(%)
25th	$(1.66)	0%
50th	(0.01)	50
62.5th	0.20	100
75th	0.61	150
Our “core” diluted loss per share for the year ended December 31, 2009 was $(0.04). Consequently, our NEOs would have been entitled to a 49.1% bonus payout at the weighted percentage of the targeted incentive assigned to this performance objective for each NEO. The weighted percentage of the targeted incentive for each NEO based on our “core” diluted loss per share is as follows: Messrs. Prisby (25%), Pomranke (25%), Cole (75%), Clapp (50%), and Zimmer (60%). The value of this portion of the bonus payout for Messrs. Prisby, Pomranke, Cole, Clapp, and Zimmer was $21,598, $8,983, $19,399, $11,717, and $10,541, respectively. However, we determined that while we had outperformed a number of our peers by achieving a “core” diluted earnings per share near the 50th percentile of our peer group, the circumstances did not warrant a payout of cash bonuses under the Cash Incentive Plan. As stated above, because we were not profitable in 2009, the compensation committee exercised its discretionary authority under the Cash Incentive Plan and did not authorize any payments of cash bonuses to our NEOs with respect to this performance objective notwithstanding the achievement of this objective.
In an effort to address this situation going forward, cash bonus awards for 2010 will require that we be profitable, as determined by the compensation committee, in order to earn the cash bonus. As a result, if the performance objective is attained but we are not profitable, then the cash bonus award is not earned and is forfeited.

Core Deposit Growth
Growing core deposits was another key corporate goal in 2009. We assigned this corporate goal as a performance objective for the chief executive officer and the president and chief operating officer to encourage the development of strategies to increase core deposit opportunities and deepen existing deposit relationships. Core deposit growth is a key strategic objective due to its favorable impact on our net interest margin as well as a low cost source of funding for projected loan growth. Core deposit growth was measured by comparing our core deposits at December 31, 2008 to the monthly average of core deposits for the month of December 2009. We define core deposits for purposes of this goal as any non-maturity deposit excluding certain out of market deposits, municipal deposits, and a portion of business deposits from a single deposit relationship that we do not believe to be core deposits.

Core Deposit Growth	Threshold	Target	Maximum
Payout Percentage	50%	75%	100%
Targeted level of core deposit growth for 2009	$10,000,000	$20,000,000	$27,650,000
Our core deposit growth for the year ended December 31, 2009 was $20,577,348. Consequently, Messrs. Prisby and Pomranke would have been entitled to a 76.4% bonus payout at the weighted percentage (15%) of the targeted incentive assigned to them for achieving this performance objective. The value of this portion of the bonus payout for Messrs. Prisby and Pomranke was $20,175 and $8,392, respectively. As stated above, because we were not profitable in 2009, the compensation committee exercised its discretionary authority under the Cash Incentive Plan and did not authorize any payments of cash bonuses to Messrs. Prisby and Pomranke with respect to this performance objective notwithstanding the achievement of this performance objective.
Commercial Loan Originations
In 2009, we placed emphasis on prudent loan growth by making it a performance objective for the chief executive officer and the president and chief operating officer. In accordance with our key strategic objectives of growing commercial and industrial, owner occupied commercial real estate, and multifamily loans, we targeted these loan categories.

Commercial Loan Originations	Threshold	Target	Maximum
Payout Percentage	50%	75%	100%
Targeted level of commercial loan originations for 2009	$61,500,000	$82,000,000	$108,000,000
Our commercial loan originations for the year ended December 31, 2009 were $95,407,103. Consequently, Messrs. Prisby and Pomranke would have been entitled to an 87.9% bonus payout at the weighted percentage (10%) of the targeted incentive assigned to them for achieving this performance objective. The value of this portion of the bonus payout for Messrs. Prisby and Pomranke was $15,464 and $6,432, respectively. As stated above, because we were not profitable in 2009, the compensation committee exercised its discretionary authority under the Cash Incentive Plan and did not authorize any payments of cash bonuses to Messrs. Prisby and Pomranke with respect to this performance objective notwithstanding the achievement of this objective.
Business Unit and Individual Performance Objectives
For 2009, we determined that it was appropriate to assign business unit and individual performance objectives for certain NEOs as a measure for improving our financial and operating performance. The objectives were selected based on their impact to our operations. These objectives were also reflective of the position and responsibilities of our NEOs in relation to the achievement of our strategic goals.
Charles V. Cole. Mr. Cole, our chief financial officer, had individual performance objectives designed to promote professional development and recognize improvements in our overall operational efficiency. Maximum achievement of Mr. Cole’s individual performance objectives would have constituted a payout of 25% of his total targeted cash incentive percentage of 27.5%, or a maximum potential cash bonus payout of $13,170. A weighted percentage was assigned to each individual performance objective based on the importance we place on each objective in relation to our operational performance. Mr. Cole’s individual objectives included (i) identification of improvements to our efficiency ratio; (ii) attending at least three outside professional development courses or events; and (iii) conducting certain presentations to our employees.
Mr. Cole achieved 100% of his individual performance objectives and would have been entitled to receive a bonus payout of $13,170 for 2009. As stated above, because we were not profitable in 2009, the compensation committee exercised its discretionary authority under the Cash Incentive Plan and did not authorize a cash bonus to be paid to Mr. Cole with respect to his individual performance objectives notwithstanding the achievement of this objective.

Dale S. Clapp. Mr. Clapp, our executive vice president — sales management, had individual performance objectives tied to the performance of our business banking unit. Maximum achievement of Mr. Clapp’s business unit performance objectives would constitute a payout of 50% of his total targeted cash incentive percentage of 27.5%, or a maximum potential cash bonus payout of $23,863. A weighted percentage was assigned to each business unit objective based on the importance we placed on each objective in relation to our operational performance.
Mr. Clapp’s business unit objectives included (i) core business deposit growth; (ii) Power of Personal Performance program implementation; (iii) referrals of new customers; (iv) outbound calls; (v) cash management product sales; (vi) loan portfolio rebalancing; (vii) portfolio delinquency management; (viii) fee income; (ix) loan production; and (x) management of cash management teams.
Mr. Clapp achieved certain of his individual performance objectives and would have been entitled to receive a bonus payout of $19,663 for 2009. As stated above, because we were not profitable in 2009, the compensation committee exercised its discretionary authority under the Cash Incentive Plan and did not authorize a cash bonus to be paid to Mr. Clapp with respect to his individual performance objectives notwithstanding the achievement of these objectives.
Daniel J. Zimmer. Mr. Zimmer, our senior vice president — senior credit officer, had individual performance objectives tied to the performance of our credit function. The business unit objectives for Mr. Zimmer were designed to promote prudent credit risk management practices while improving operational performance. Maximum achievement of Mr. Zimmer’s individual performance objectives would constitute a payout of 17.5% of his total targeted cash incentive percentage of 25%, or a maximum potential cash bonus payout of $6,261. A weighted percentage was assigned to each individual performance objective based on the importance we placed on each objective in relation to our operational performance.
Mr. Zimmer’s individual performance objectives included (i) improvement of loan documentation turnaround time; (ii) vendor changes relating to third-party loan operations; and (iii) improvement of credit analysis turnaround time.
Mr. Zimmer achieved two of his individual performance objectives at a 100% level and would have been entitled to receive a bonus payout of $2,236 for 2009. As stated above, because we were not profitable in 2009, the compensation committee exercised its discretionary authority under the Cash Incentive Plan and did not authorize a cash bonus to be paid to Mr. Zimmer with respect to his individual performance objectives notwithstanding the achievement of these objectives.
2009 Service Retention Program
Beginning in 2007, we experienced several changes in our senior management as Messrs. Pomranke, Clapp, and Zimmer were recruited to join the Company on April 30, 2007, April, 21, 2008, and December 17, 2007, respectively. One of our compensation objectives in early 2009 was to establish a program to recognize and retain necessary executive talent for their service to the Company. Given the challenging economy, we recognized that our 2009 performance-based cash and equity awards could prove insufficient to retain our key employees. Therefore, on January 26, 2009, the compensation committee approved a cash-based Service Retention Program for key employees, including our NEOs.

Under the 2009 Service Retention Program, 25% of the cash awards vested on May 1, 2009 and thereafter will vest on May 1, 2010, 2011, and 2012, so long as the employee is employed by us on the applicable vesting date. The total amount of the awards for the NEOs were as follows, although only 25% of each award is eligible to vest each year:

Name	Award
Thomas F. Prisby	$154,400
Daryl D. Pomranke	74,000
Charles V. Cole	41,000
Dale S. Clapp	27,000
Daniel J. Zimmer	24,881
Included as part of Mr. Prisby’s Service Retention Program award discussed above is $23,400 that was awarded in lieu of a service-based restricted stock award under our 2008 Omnibus Equity Incentive Plan given Mr. Prisby’s tenure with the Company and the amount of his current holdings of CFS common stock. This amount represents the equivalent of 6,000 shares of common stock at a price of $3.90 per share as of December 31, 2008. We considered several factors, including the data provided by Towers Watson, in determining the appropriateness of the amount and allocation percentage of our equity-based awards.
Mr. Prisby’s award under the 2009 Service Retention Program became 25% vested in the amount of $38,600 and was paid on May 1, 2009. However, because we were not profitable in 2009, Mr. Prisby returned the full amount of the award.
Long-term Equity-based Awards
We believe that long-term equity-based compensation can be an effective means of creating a link between the compensation provided to specified employees, including our NEOs, and gains realized by our shareholders on their investment in CFS common stock. We utilize both performance- and service-based equity compensation as a way to align the interests of our employees with the interests of our shareholders. We believe these awards encourage employees to create shareholder value through the prospect of higher stock values, thereby increasing the value of their award.
2008 Omnibus Equity Incentive Plan
In 2008, our board of directors adopted, and our shareholders approved, the CFS Bancorp, Inc. 2008 Omnibus Equity Incentive Plan (Equity Incentive Plan). The Equity Incentive Plan was designed to promote increased share ownership by participating employees, including our NEOs; to be utilized as an effective recruiting and retention tool; and to align the interests of our executives with the interests of our shareholders. The Equity Incentive Plan permits grants of non-qualified stock options, incentive stock options, restricted stock, stock appreciation rights, performance units, and performance shares. We chose to adopt a plan that provides for multiple types of equity awards to provide us with increased flexibility to design an effective and competitive compensation program.
During 2009, a total of 27,138 performance-based restricted stock awards were granted to our NEOs as follows: Mr. Pomranke — 9,486 shares; Mr. Cole — 6,828 shares; Mr. Clapp — 6,186 shares; and Mr. Zimmer — 4,638 shares. Mr. Prisby was not awarded shares of performance-based restricted stock.
The performance-based restricted stock awards granted in 2009 were subject to the achievement of a performance objective relating to our 2009 fiscal year. We determined to use a one-year performance period because of the difficulty of establishing performance targets for more than a single year due to the present challenging and uncertain economic conditions. If the performance objective was achieved, the awards would be earned. If earned, the awards would then vest at a rate of 33% on May 1, 2011, 33% on May 1, 2012, and 34% on May 1, 2013 only if the NEO continued to be employed by us on the applicable vesting dates. If the NEO is not employed by us on a vesting date, the unvested portion of an earned award is forfeited.

We established “core” diluted earnings per share as the corporate performance objective for the 2009 performance-based restricted stock awards. We consider “core” diluted earnings per share an appropriate financial metric for which to measure our performance across a broad peer group with diverse strategies and business units. The percentage of the 2009 performance-based restricted stock awards earned by the NEOs was based on the level of “core” diluted earnings per share achieved by the Company as of December 31, 2009 relative to the established targets of “core” diluted earnings per share. We calculate our “core” diluted earnings per share targets in the manner described in Performance-based Annual Cash Incentive Plan above. The following table shows the performance targets and the percentage earned of an award for achieving various levels of performance. If we achieve performance between two targets, we perform a mathematical interpolation to calculate the bonus payout percentage.

	“Core” Diluted Earnings	Bonus Payout
Peer Group Percentile	Per Share Targets ($)	(%)
25th	$(1.66)	0%
50th	(0.01)	33.33
62.5th	0.20	66.67
75th	0.61	100.00
Our “core” diluted loss per share for the year ended December 31, 2009 was $(0.04). Consequently, our NEOs earned their respective restricted stock awards at a 32.7% level at the weighted percentage of the targeted incentive assigned to this performance objective for each NEO. As such, the following number of performance-based restricted shares were earned subject to the continued employment vesting requirement described above: Mr. Pomranke — 3,102 shares; Mr. Cole — 2,233 shares; Mr. Clapp — 2,023 shares; and Mr. Zimmer — 1,517 shares.
During 2009, a total of 10,800 service-based restricted stock awards were granted to our NEOs as follows: Mr. Pomranke — 4,800 shares; Mr. Cole — 2,000 shares; Mr. Clapp — 2,000 shares; and Mr. Zimmer — 2,000 shares. The 2009 service-based restricted stock awards will vest at a rate of 33% on May 1, 2011, 33% on May 1, 2012, and 34% on May 1, 2013, only if the NEO continued to be employed by us on the applicable vesting dates. Mr. Prisby was not awarded shares of service-based restricted stock.
We decided to award a higher percentage of performance-based restricted stock than service-based restricted stock in order to emphasize and reward for performance that supports our short-term and long-term goals. We also considered the individual responsibilities of each NEO as well as the total available shares that can be issued under the Equity Incentive Plan (120,000 shares annually) in determining the amount of restricted stock to award to each NEO. We considered peer group and industry compensation information provided by Towers Watson in making both of these determinations. On a percentage basis, the level and allocation are between median and 75th percentile.
Recognition and Retention Plan
In addition to the Equity Incentive Plan, in 1999, CFS established the Recognition and Retirement Plan (RRP) which is an equity-based incentive plan. There no longer are any shares available for grants under this plan and all awards have vested.
Employee Stock Ownership Plan
We sponsor the ESOP which is a tax-qualified retirement plan for our eligible employees, including the NEOs. The ESOP affords eligible employees the opportunity to share in the growth and value of CFS stock and is intended to align employee interests with those of our shareholders. During 2009, the ESOP repaid the loan payable to CFS in full. This decision minimized the impact of certain minimum funding requirements agreed to by CFS when the ESOP loan was amended in 2007. The repayment also reduced future expense relating to the ESOP.
Our employees are generally eligible to participate in the ESOP after completing twelve consecutive months of service during which they have 1,000 hours of service and attaining age 21. In general, employees who meet eligibility requirements and who are actively employed on the last working day of the year will receive an allocation for the year based on the ratio that the participant’s compensation for the plan year bears to the compensation of all eligible participants. Contributions to the ESOP are subject to a three-year cliff vesting schedule. See column (i) of the Summary Compensation Table for the amounts allocated to each of our NEOs for 2009.

401(k) Plan
We sponsor the 401(k) Plan which is a tax-qualified retirement plan for our eligible employees, including the NEOs. Our employees are generally eligible to participate in the 401(k) Plan after completing three consecutive months of service and attaining age 21. Participants’ contributions are deferred and invested in various investment options. In 2009, the Bank made matching contributions to the 401(k) Plan equal to 100% of an employee’s contributions of up to 1% of compensation and 50% of the employee’s contributions on the next 5% of compensation. Subject to the limits imposed by the Internal Revenue Code, employees may defer, on a pre-tax or post-tax basis, up to 100% of their compensation to the 401(k) Plan. Employees are fully vested in matching contributions after two years of service. See column (i) of the Summary Compensation Table for the matching contributions allocated to the 401(k) Plan account of each NEO for 2009.
Pension Plan
We sponsor a non-contributory tax-qualified defined benefit pension plan (Pension Plan) which was frozen effective March 1, 2003 so that on and after that date, no further benefits would accrue and no additional employees would become participants. Mr. Prisby is the only NEO who has an accrued benefit under the Pension Plan. When reviewing compensation matters and developing compensation packages for Mr. Prisby, we take into consideration his accrued benefit under the Pension Plan. For a further discussion of the Pension Plan, see 2009 Pension Benefits below.
Nonqualified Deferred Compensation Plans
We also consider the nonqualified deferred compensation benefits we provide under the CFS Bancorp 2005 Supplemental ESOP Benefit Plan (Nonqualified Plan) when determining the compensation of certain NEOs. The Nonqualified Plan permits benefits which supplement those provided under the ESOP in cases where a contribution for an NEO is affected by limits imposed by the Internal Revenue Code. If a participant timely elects not to defer such supplemental allocation, the amount will be paid in cash, in our common stock, or a combination of the two in the year the amount of the supplemental allocation is determined. The Nonqualified Plan also permits the compensation committee to make discretionary contributions to participants. Benefits are held and invested primarily in CFS common stock by a third-party trustee under an irrevocable rabbi trust. Messrs. Prisby and Pomranke are currently the only NEOs participating in the Nonqualified Plan.
We also sponsor two additional frozen nonqualified plans in which Mr. Prisby is the only NEO participating as of December 31, 2009: the Citizens Financial Services, FSB Deferred Compensation Plan for Key Employees and the Amended and Restated Supplemental ESOP Benefit Plan of CFS Bancorp and Citizens Financial Services, FSB (collectively, the Frozen Plans). Participation and benefit accruals under the Frozen Plans were frozen effective as of December 31, 2004. The assets of the Frozen Plans are held in a rabbi trust. For a further discussion of the Nonqualified and Frozen Plans, see 2009 Nonqualified Deferred Compensation below.
Life Insurance
CFS maintains a group term life insurance plan for all full-time employees which provides a benefit in an amount equal to 100% of the employee’s annual earnings as defined under the plan, up to a maximum of $400,000, except in the case of Mr. Prisby’s benefit, which was reduced by one-third because he has reached age 65.
Employment Agreements
We also take into consideration the employment agreements we have with Messrs. Prisby, Pomranke, and Cole when determining their compensation. We enter into employment agreements with certain NEOs to promote continuity and stability with our senior management. The agreements contain provisions that will require us to make payments to these NEOs upon the termination of their employment (other than for cause or due to a voluntary resignation without good reason) or under certain circumstances following a change-in-control. We include severance provisions in the employment agreements with certain NEOs to provide assurances to them and focus their efforts on acting in the best interests of the Company and its shareholders. For a discussion of these agreements, see Employment Agreements below. For a discussion of post-employment termination payments, see Potential Payments on Termination or Change-in-Control.
Change-in-Control Arrangements
Messrs. Clapp and Zimmer have change-in-control agreements with the Bank. We enter into change-in-control agreements with certain NEOs to provide assurances to them and focus their efforts on acting in the best interest of our shareholders in the event of a change-in-control of the Company and/or the Bank. For a discussion of these agreements, see Change-in-Control Agreements below. For a discussion of post employment termination payments, see Potential Payments on Termination or Change-in-Control.

We also provide for change-in-control payments to be made to Messrs. Prisby, Pomranke, and Cole, pursuant to their employment agreements. For a discussion of these agreements, see Employment Agreements. For a discussion of post-employment termination payments, see Potential Payments on Termination or Change-in-Control.
All of our equity compensation plans provide immediate vesting of all unvested awards upon a change-in-control. All of our stock options have vested and are exercisable. Please refer to the Outstanding Equity Awards at Fiscal Year-End table for information regarding the value of unvested stock awards held by the NEOs.
Perquisites and Additional Benefits
NEOs participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. In addition, certain NEOs receive other additional perquisites that are described in footnote 5 to column (i) in the Summary Compensation Table. We disclose all perquisites provided to the NEOs, even if the value of the perquisites falls below the disclosure thresholds under applicable SEC rules. The additional benefits and perquisites that we provide to our NEOs include group insurance benefits typically provided by employers as well as automobile and club memberships that are used for business purposes and that are an important component of an effective compensation plan.
Stock Ownership Guidelines
While we do not have stock ownership guidelines for NEOs, our board of directors encourages all NEOs to own shares of CFS common stock as a way to align the interests of our executives with the interests of our shareholders.
Tax Deductibility of Compensation Should be Maximized Where Appropriate
We generally seek to maximize the deductibility for federal income tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million per year per executive. However, performance-based compensation is excluded from this limitation. We review compensation plans in light of applicable tax provisions, including Code Sections 162(m) and 409A, and may revise those plans from time to time to avoid excise taxes or to maximize appropriate deductions under the Internal Revenue Code. Although our current compensation programs result in compensation amounts significantly below Code Section 162(m) guidelines, we will strive to continue to have as much compensation as possible to our NEOs be deductible to the Company for federal income tax purposes.
Executive Compensation Recoupment
We will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments and to seek to recover any cash or equity-based incentive compensation paid to certain NEOs where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements.
In January 2010, the compensation committee approved a compensation clawback policy that applies to vice presidents and above, and any commission-based employee (i.e., mortgage business loan originator or sales producer). If one of these individuals commits any fraud, negligence, or intentional misconduct that is a contributing factor to us having to restate all or a portion of our financial statements or that results in an incentive metric that is materially inaccurate, then our board of directors, or an applicable committee of our board, shall use their discretion and take any action deemed necessary to remedy the misconduct and prevent its recurrence. One of the remedies available is to recoup any bonuses, incentive payments, commissions, and equity awards or cause the cancellation of awards of restricted stock, stock appreciation rights, performance units, performance shares, and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to these awards.

COMPENSATION RISK
In January 2010, a compensation risk assessment committee was appointed by the compensation committee. The compensation risk assessment committee is comprised of our senior vice president — human resources and education, senior vice president — risk management, vice president — internal audit, and vice president — human resources and education. Among this new committee’s responsibilities are to conduct an annual risk-rating assessment of the incentive compensation programs available to our employees and to present a report of this assessment annually to the compensation committee.
Our compensation committee, with the assistance of Hay Group, reviewed our compensation policies and practices for all employees, including NEOs for 2009. The committee determined that our compensation programs did not have a material adverse effect on the Company. In addition, the committee believes that the mix and elements of executive compensation did not encourage management to assume excessive business risks.
SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid or earned by each of the NEOs for 2009, 2008, and 2007.

						Non-equity
Name						Incentive	Change in
And				Stock	Option	Plan	Pension	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Value	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)	(g)(4)	(h)(5)	(i)(6)	(j)
Thomas F. Prisby	2009	$400,706	$—	$—	$—	$—	$112,000	$44,976	$557,682
Chairman and Chief Executive Officer	2008	385,015	—	158,397	—	—	51,000	59,034	653,446
	2007	370,240	—	—	—	74,048	80,000	54,797	579,085

Daryl D. Pomranke	2009	252,154	18,500	34,152	—	—	—	34,046	338,852
President and Chief Operating Officer	2008	211,923	—	94,182	—	—	—	35,905	342,010
	2007	120,577	—	—	—	16,135	—	8,594	145,306

Charles V. Cole	2009	198,693	10,250	20,115	—	—	—	35,069	264,127
Executive Vice President and Chief Financial Officer	2008	184,573	—	42,810	—	—	—	38,637	266,020
	2007	179,704	—	—	—	26,438	—	28,772	234,914

Dale S. Clapp	2009	177,808	6,750	18,801	—	—	—	19,175	222,534
Executive Vice President — Sales Management	2008	107,884	45,000	29,967	—	—	—	7,097	189,948
	2007	—	—	—	—	—	—	—	—

Daniel J. Zimmer	2009	148,112	7,720	15,633	—	—	—	13,287	184,752
Senior Vice President — Senior Credit Officer	2008	124,615	10,000	38,529	—	5,630	—	13,736	192,510
	2007	—	—	—	—	—	—	—	—

(1)	Mr. Prisby did not receive a salary increase in 2009. The increase shown in column (c) from 2008 reflects the fact that there was one additional pay period in 2009 as compared to 2008.

(2)
For 2009, the amounts in column (d) represent payments made on May 1, 2009 to the NEOs under the 2009 Service Retention Program upon the vesting of 25% of the awards granted in January 2009 as well as bonuses paid to Mr. Zimmer according to our corporate referral bonus program. For 2008, the amounts shown in column (d) represent the dollar amount received for Mr. Clapp’s sign-on bonus and bonuses paid to Messrs. Zimmer and Clapp according to our corporate referral bonus program.

(3)
The amounts shown in column (e) represent the aggregate grant date fair value computed in accordance with ASC 718 for restricted service-based awards granted in 2009 under our Equity Incentive Program and performance-based restricted share awards granted in 2009 reflected as the grant date fair value at target. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to grants made prior to fiscal year 2010, refer to Note 9 of the financial statements in our annual report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. See the 2009 Grants of Plan-Based Awards table for additional information on awards made in 2009.

(4)
The amounts shown in column (g) represent the amount earned as a bonus under the Cash Incentive Plan, which are based on corporate and individual performance objectives and “core” diluted earnings per share for the applicable years which is discussed further under Compensation Discussion and Analysis. See also the footnotes to the 2009 Grants of Plan-Based Awards table.

(5)
The amounts shown in column (h) represent the increase in the present value of Mr. Prisby’s benefits under the Pension Plan. There are no above market earnings or preferential dividends paid under the Nonqualified Plan or Frozen Plans.

(6)	The amounts shown in column (i) reflect the following for 2009:
Supplement to All Other Compensation Column

			Country Club
	ESOP	401(k)	and Health Club	Car	Welfare	Restricted Stock
Name	Benefits (1)	Match	Membership	Allowance	Benefits	Dividends
Thomas F. Prisby	$7,327	$7,224	$5,333	$10,908	$13,945	$239
Daryl D. Pomranke	4,658	8,575	—	5,263	15,550	—
Charles V. Cole	4,373	7,327	410	7,507	15,452	—
Dale S. Clapp	3,409	6,530	2,000	6,526	710	—
Daniel J. Zimmer	3,064	3,771	385	—	6,067	—

(1)
Reflects the fair market value of shares of our common stock allocated under the ESOP for 2009 using the closing price ($3.23) of our common stock on the last trading day of 2009. Mr. Prisby’s benefit also includes a $2,850 payment made equal to the amount of the benefit he was cutback from accruing under the ESOP for 2009 due to limitations imposed by the Internal Revenue Code limitations.

NARRATIVE TO SUMMARY COMPENSATION TABLE
CFS and the Bank are parties to employment agreements with Messrs. Prisby, Pomranke, and Cole for a term of 36, 30, and 18 months, respectively, in each of their current respective positions. The agreements provide Messrs. Prisby, Pomranke, and Cole a current base salary of $391,000, $248,000, and $192,500, respectively.

2009 GRANTS OF PLAN-BASED AWARDS
The following table presents information relating to the 2009 cash incentive plan awards, stock-based incentive plan awards, and awards of options, restricted stock, and similar instruments under performance-based plans. The table also shows the equity-based compensation awards granted in 2009 that are not performance-based where the payout or future value is tied to our stock price at the time the shares are vested and not to other performance criteria.

								All Other	All Other		Grant
								Stock	Option	Exercise	Date
								Awards:	Awards:	Or	Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Base	Value
		Under Non-Equity			Under Equity			of Shares	Securities	Price	of Stock
		Incentive Plan Awards (1) (2)			Incentive Plan Awards (3)			of Stock	Underlying	of Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(4) (#)	(#)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(5) (l)
Thomas F. Prisby	1/26/09	$—	$154,400	$—	—	—	—	—	—	—	—
	1/26/09	65,981	175,950	197,944	—	—	—	—	—	—	—

Daryl D. Pomranke	1/26/09	$—	$—	$—	—	6,324	9,486	4,800	—	—	$34,152
	1/26/09	—	74,000	—	—	—	—	—	—	—	—
	1/26/09	27,444	73,184	82,332	—	—	—	—	—	—	—

Charles V. Cole	1/26/09	$—	$—	$—	—	4,552	6,828	2,000	—	—	$20,115
	1/26/09	—	41,000	—	—	—	—	—	—	—	—
	1/26/09	9,877	52,679	72,433	—	—	—	—	—	—	—

Dale S. Clapp	1/26/09	$—	$—	$—	—	4,124	6,186	2,000	—	—	$18,801
	1/26/09	—	27,000	—	—	—	—	—	—	—	—
	1/26/09	11,454	47,727	59,658	—	—	—	—	—	—	—

Daniel J. Zimmer	1/26/09	$—	$—	$—	—	3,092	4,638	2,000	—	—	$15,633
	1/26/09	—	24,881	—	—	—	—	—	—	—	—
	1/26/09	6,619	35,779	46,513	—	—	—	—	—	—	—

(1)
The 2009 Service Retention Program provided for cash bonuses for service recognition. The awards granted vest equally over a 39 month period beginning on May 1, 2009. Of the total, 25% of the bonus will be paid on each vesting date so long as the NEO is employed by the Bank on the vesting date. Mr. Prisby’s award became 25% vested in the amount of $38,600 and was paid on May 1, 2009. However, because we were not profitable in 2009, Mr. Prisby returned the full amount of the award.

(2)
The Cash Incentive Plan provides for an opportunity of a performance-based cash bonus. The percent of payout was based on percentage of accomplishment in each assigned category. Depending on performance, awards may range from zero to 100% for individual objectives and zero to 150% for “core” diluted earnings per share objectives. The Cash Incentive Plan was based on “core” diluted earnings per share. Although a portion of these goals was accomplished for each NEO, the compensation committee exercised its discretionary authority under the Cash Incentive Plan and did not authorize a cash bonus to be paid to any of the NEOs.

(3)
The Equity Incentive Plan provides for an opportunity of earning performance-based restricted shares. The 2009 awards provided for a specific number of restricted shares to be earned as target, with a potential for a maximum number of restricted shares to be earned. Depending on performance, awards may range from zero to 150% of target. The 2009 awards under the Equity Incentive Plan were based on “core” diluted earnings per share. Once earned, the restricted shares vest over a 51 month period from January 26, 2009.

(4)	The Equity Incentive Plan permits awards of service-based restricted shares. The 2009 awards provided a specific number of shares that vest over a 51 month period from January 26, 2009.

(5)	The amounts in this column are the grant date fair value of the awards reported in the table computed in accordance with ASC 718.
The following narrative discusses the material information necessary to understand the information in the tables above.
Non-Equity Incentive Plan Awards. The performance objectives for the Cash Incentive Plan varied for each NEO. Although a portion of the targeted performance was met, the compensation committee exercised discretionary authority to not pay the awards that were earned because we did not earn a profit in 2009. See Performance-based Annual Cash Incentive Plan above for further discussion of the performance objectives, relative weighting and targets.

The compensation committee also determined that Mr. Prisby would exchange his opportunity to earn restricted shares under the Equity Incentive Plan for an equivalent cash award under the 2009 Service Retention Program. The committee made this determination because of Mr. Prisby’s tenure with us and his current holdings of our common stock. This award is subject to a 39 month vesting schedule.
Equity Incentive Plan Awards. The performance objectives for the Equity Incentive Plan were also based on “core” diluted earnings per share. An analysis of the awards and a discussion of the performance objectives, relative weighting, and other pertinent information are included in Long-term Equity-based Awards above.
2009 OUTSTANDING EQUITY AWARDS AT YEAR-END
The following table summarizes, for each NEO, the number of shares of our common stock subject to outstanding stock options and stock awards that were unexercised or unvested at December 31, 2009.

						Stock Awards
										Equity
	Option Awards							Equity		Incentive
			Equity				Market	Incentive		Plan Awards:
			Incentive Plan				Value of	Plan Awards:		Market or
			Awards:				Shares	Number of		Payout Value
	Number of	Number of	Number of			Number	or Units	Unearned		of Unearned
	Securities	Securities	Securities			of Shares	of Stock	Shares, Units		Shares, Units
	Underlying	Underlying	Underlying			or Units of	That	or Other		or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Have Not	Rights That		Rights That
	Options (#)	Options (#)	and Unearned	Exercise	Expiration	Have Not	Vested	Have Not		Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	($)	Vested (#)		Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Thomas F. Prisby	28,000	—	—	$8.50	5/15/2010	—	—	11,100	(2)	$35,853	(7)
	35,000	—	—	11.25	4/27/2011	—	—	—		—
	20,000	—	—	13.49	2/18/2012	—	—	—		—
	35,000	—	—	13.99	5/19/2013	—	—	—		—
	25,000	—	—	14.64	4/7/2014	—	—	—		—
	11,145	—	—	13.48	7/25/2015	—	—	—		—

Daryl D. Pomranke	—	—	—	—	—	—	—	20,886	(3)	67,462	(7)

Charles V. Cole	15,000	—	—	14.76	12/15/2013	—	—	11,828	(4)	38,204	(7)
	15,000	—	—	14.64	4/7/2014	—	—	—		—
	20,000	—	—	13.48	7/25/2015	—	—	—		—

Dale S. Clapp	—	—	—	—	—	—	—	10,286	(5)	33,224	(7)

Daniel J. Zimmer	—	—	—	—	—	—	—	9,338	(6)	30,162	(7)

(1)	All of the option awards fully vested on September 26, 2005.

(2)	Mr. Prisby’s Service Retention Program and Equity Incentive vest as follows: 3,663 on May 1, 2010; 3,663 on May 1, 2011; and 3,774 on May 1, 2012.

(3)	Mr. Pomranke’s Equity Incentive Plan awards vest as follows: 2,178 on May 1, 2010; 6,892 on May 1, 2011; 6,959 on May 1, 2012; and 4,857 on May 1, 2013.

(4)	Mr. Cole’s Equity Incentive Plan awards vest as follows: 990 on May 1, 2010; 3,903 on May 1, 2011; 3,933 on May 1, 2012; and 3,002 on May 1, 2013.

(5)	Mr. Clapp’s Equity Incentive Plan awards vest as follows: 693 on May 1, 2010; 3,394 on May 1, 2011; 3,416 on May 1, 2012; and 2,783 on May 1, 2013.

(6)	Mr. Zimmer’s Equity Incentive Plan awards vest as follows: 891 on May 1, 2010; 3,082 on May 1, 2011; 3,109 on May 1, 2012; and 2,256 on May 1, 2013.

(7)	The market value was computed by multiplying the number of shares by the closing price ($3.23) of our common stock on the last trading day of 2009.

2009 OPTION EXERCISES AND STOCK VESTED
The following table summarizes for each NEO the number of shares acquired and amounts received upon exercise of options or the vesting of stock awards for 2009.

	Option Awards		Stock Awards
	Number of		Number
	Shares		of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)(1)
Thomas F. Prisby	—	—	105	$404
Daryl D. Pomranke	—	—	—	—
Charles V. Cole	—	—	—	—
Dale S. Clapp	—	—	—	—
Daniel J. Zimmer	—	—	—	—

(1)	The amount represents the aggregate amount realized which was determined by multiplying the number of shares by the closing price ($3.85) of CFS stock as of the vesting date as reported by NASDAQ.
2009 PENSION BENEFITS
The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the Bank’s qualified defined benefit pension plan as supplemented by the supplemental benefit plan adopted by the Bank. The benefits under the qualified defined benefit plan were frozen in 2003.

		Number of	Net Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefits	Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)
Thomas F. Prisby	Pension Plan	20	$1,083,000	$—
Daryl D. Pomranke (2)	Pension Plan	—	—	—
Charles V. Cole (2)	Pension Plan	—	—	—
Dale S. Clapp (2)	Pension Plan	—	—	—
Daniel J. Zimmer (2)	Pension Plan	—	—	—

(1)
The net present value is calculated at December 31, 2009 using the accrued benefit multiplied by the present value factor based on an assumed age 65 retirement date and the 2000 RP Mortality Table and 6.69% and 5.96% interest, respectively.

(2)	Messrs. Pomranke, Cole, Clapp, and Zimmer do not participate in the Pension Plan.
The Pension Plan benefits shown in the table represent the net present value of Mr. Prisby’s accumulated pension benefits (i.e., benefits in respect to service prior to 2009). Benefits under the Pension Plan generally may be paid as a monthly annuity for the life of the participant (or the lives of the participant and their spouse) or in the form of an actuarially equivalent lump sum payment. The annual pension benefit is the product of (i) the participant’s number of years of credited benefit service, multiplied by (ii) the sum of 1.5% of that portion of the participant’s covered compensation after 1998 and 2% of the participant’s covered compensation before that year. Compensation covered by the plan is the average compensation, as limited by the Internal Revenue Code, for the five consecutive years of employment which produce the highest such average.

2009 NONQUALIFIED DEFERRED COMPENSATION
The following table summarizes the amount of nonqualified deferred compensation that CFS is obligated to pay to each NEO, including the full amount of earnings for 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
Name	in Last FY ($)	in Last FY ($)	Last FY ($)	Distributions ($)	Last FYE ($)
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)(4)
Thomas F. Prisby	$—	$—	$4,625	$(188,218)	$114,469
Daryl D. Pomranke	—	364	—	—	—
Charles V. Cole	—	—	—	—	—
Dale S. Clapp	—	—	—	—	—
Daniel J. Zimmer	—	—	—	—	—

(1)	The amount reported in column (c) represents the 2009 Nonqualified Plan contribution made to the rabbi trust.

(2)
The amount reported in column (d) represents interest and dividends that were not considered to be above-market earnings or preferential dividends. The earnings related to the nonqualified deferred ESOP plan included $1,359 of dividends earned on our common stock and $279 of interest earned on cash held in the rabbi trust offset by $150 of fees paid for the administration of the rabbi trust. The earnings related to the frozen nonqualified deferred pension plan included $3,197 of dividends earned on our common stock and $151 of interest earned on cash held in the rabbi trust offset by $100 of fees paid for the administration of the rabbi trust. As such, this amount was not reported in column (h) of the Summary Compensation Table.

(3)	The amount reported in column (e) represents amounts distributed under the Nonqualified Plan and Frozen Plans.

(4)
The amount reported in column (f) represents amounts accrued under the Nonqualified Plan and Frozen Plans. Earnings include cash dividends on our common stock and interest for the year ended December 31, 2009 which were offset by a decrease to $3.23 in the market value of our common stock held at December 31, 2009 from $3.90 at December 31, 2008.

The Nonqualified Plan provides for supplemental benefits to certain employees whose benefits under the ESOP and 401(k) Plan are reduced by limitations imposed by the Internal Revenue Code. If a participant timely elects not to defer a supplemental allocation, the amount will be paid in cash, in our common stock, or a combination of the two in the year the amount of the supplemental allocation is determined. The supplemental benefits equal the amount of additional benefits the participant would receive if there were no income limitations imposed by the Internal Revenue Code. The Nonqualified Plan calculated benefit may be deferred into the rabbi trust or paid as taxable cash. The Nonqualified Plan also permits the compensation committee to make discretionary contributions to a participant. Amounts deferred under the Nonqualified Plan are held in a rabbi trust and are invested in CFS common stock.
Messrs. Prisby and Pomranke (beginning in 2009) are the only NEOs participating in the Nonqualified Plan. As provided for under the Nonqualified Plan, Mr. Prisby will receive his remaining distribution of his fully vested accrued benefits held under the rabbi trust on May 1, 2010. Mr. Prisby timely elected not to defer his supplemental benefit under the Nonqualified Plan calculated for 2009. As a result, he will be paid this amount in 2010 in cash. Distribution from Mr. Pomranke’s account under the Nonqualified Plan will be made in accordance with his election under the Nonqualified Plan; provided, however, if no election is made, payment will be made within 90 days of the date he attains age 70.
Mr. Prisby also has funds held in a rabbi trust from the Frozen Nonqualified Plans which are invested in our common stock. Mr. Prisby will receive a distribution of his fully vested accrued benefits held under each Frozen Plan on May 1, 2010.

EMPLOYMENT AGREEMENTS
On December 23, 2009, the Bank and CFS entered into amendments to Mr. Prisby’s respective existing employment agreements dated May 1, 2008, solely to amend the provisions of each agreement to provide that, in the event that any payment or other benefit to be received by Mr. Prisby upon any termination of his employment (including in connection with a change-in-control of either the Bank or CFS) would not be deductible for federal income tax purposes by us, then the payments and benefits otherwise payable will be reduced to the highest amount that avoids the application of Internal Revenue Code Section 280G. Under the agreements, CFS and the Bank agreed to employ Mr. Prisby for a term of 36 months in his current position with a current base salary of $391,000.
On December 23, 2009, CFS and the Bank entered into new employment agreements with Messrs. Pomranke and Cole. These agreements supersede the existing employment agreements dated May 1, 2008 between the Bank or CFS and Messrs. Pomranke and Cole. Under the new agreements, CFS and the Bank agreed to employ Messrs. Pomranke and Cole for a term of 30 and 18 months, respectively, in each of their current respective positions. The employment agreements with the Bank and Messrs. Pomranke and Cole are reviewed each year and may be extended for no more than one additional year in addition to the then-remaining term. The agreements provide Messrs. Pomranke and Cole current base salaries of $248,000 and $192,500, respectively, which may be increased from time to time by the boards of directors of CFS and the Bank.
Employment under these agreements can be terminated by the NEO, CFS, or the Bank at any time without cause. An NEO will be entitled to a cash severance amount if he terminates his respective employment because:
•	of the failure of CFS or the Bank to comply with any material provision of the employment agreement;
•	the employment agreement is terminated by CFS or the Bank other than for cause, disability, retirement or death; or
•	of certain adverse actions which are taken with respect to the executive’s employment following a change-in-control of CFS.
Except as noted below, the cash severance amount is based upon a three-year average of the NEO’s compensation (as defined in each employment agreement) in the following amounts:
•	Thomas F. Prisby — 300% of average annual compensation;
•	Daryl D. Pomranke — 250% of average annual compensation; and
•	Charles V. Cole — 150% of average annual compensation.
Mr. Prisby’s agreement also provides that if his employment is terminated due to disability or retirement, we will provide all existing life and medical insurance coverage until he and his spouse become eligible for Medicare. If Mr. Prisby dies during the term of the agreement or following his disability or retirement, we will provide medical insurance coverage for his spouse until she is eligible for Medicare. The agreements with Messrs. Pomranke and Cole provide that each will receive medical insurance coverage for the balance of the term of their agreement if the agreement is terminated without cause by us.
Each of the employment agreements contains non-competition and non-solicitation covenants that apply (except in the event of the termination of employment under certain circumstances) while Messrs. Prisby, Pomranke, and Cole are employed by the Company or the Bank and on a post-employment basis as follows: Mr. Prisby — 36 months; Mr. Pomranke — 30 months; and Mr. Cole — 18 months. In addition, at all times during and following their employment by us, Messrs. Prisby, Pomranke, and Cole are also subject to additional confidentiality and non-disparagement covenants and restrictions.

CHANGE-IN-CONTROL AGREEMENTS
On December 23, 2009, the Bank entered into change-in-control agreements with Messrs. Clapp and Zimmer. Mr. Clapp currently serves as an executive vice president with primary responsibility for sales management and marketing at the Bank, and Mr. Zimmer currently serves as a senior vice president and senior credit officer of the Bank. Neither agreement is an employment agreement or a guarantee or commitment for continued employment of Messrs. Clapp or Zimmer by the Bank. Both Messrs. Clapp and Zimmer are employees-at-will of the Bank. The agreements do not affect or limit the right of the Bank or of either Messrs. Clapp or Zimmer to terminate their respective employment with the Bank at any time for any reason or for no reason.
The initial term of each change-in-control agreement is one year. The agreements provide that the Bank’s board of directors will review each agreement within 60 days prior to the first anniversary date of the agreement and within 60 days prior to each subsequent one year anniversary thereafter. The board review will determine whether the term of each agreement will be extended for a period of one year in addition to the then remaining term. If the Bank’s board determines not to extend the term of an agreement, then that agreement will terminate.
Our change-in-control agreements are double-trigger agreements. Each change-in-control agreement provides that if either Messrs. Clapp or Zimmer terminates his employment for good reason during the term of the agreement or within two years following a change-in-control of the Bank or CFS, then the terminated employee will be entitled to change-in-control payments (payable in cash) equal to 100% of his average monthly base salary for a period of twelve months following his last day of employment with the Bank. Mr. Clapp and Mr. Zimmer are entitled to the same payment if the Bank terminates employment with either of them for any reason other than for cause or a disability during the term of the agreement or within a two-year period immediately following a change-in-control of CFS or the Bank. Each agreement also provides that, if either Messrs. Clapp or Zimmer is participating in our group health insurance plan at the time his employment is terminated and if he has made an appropriate election to continue insurance coverage for himself and/or his spouse and legal dependents under COBRA, then the terminated employee will pay the premiums for continued group health coverage and we will reimburse him for a limited period of time for the premiums he actually pays for the continued coverage.
Each change-in-control agreement also contains non-competition and non-solicitation covenants that apply while Messrs. Clapp and Zimmer are employed by the Bank and on a post-employment basis. In addition, at all times during and following their employment by us, Messrs. Clapp and Zimmer are subject to additional confidentiality and non-disparagement covenants and restrictions.
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL
The tables below reflect the amount of compensation to be paid to each of our NEOs in the event of his termination of employment. The amount of compensation payable to each NEO upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for cause termination, termination following a change-in-control, and in the event of his disability or death is shown below. The amounts shown are presented as if the termination was effective on December 31, 2009 and includes amounts earned through that date. The amounts are estimates of what would be paid to the NEO upon his termination. The actual amounts to be paid can only be determined at the time each NEO separates from CFS and the Bank.

Payments Made Upon Termination
Regardless how an NEO’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include (if applicable):
•	amounts contributed under the 401(k) Plan;
•	amounts accrued and vested through our ESOP;
•	amounts accrued and vested through our Pension Plan;
•	amounts accrued and vested through our Nonqualified Plan and Frozen Plans; and
•	unused vacation pay.
Payments Made Upon Retirement
In the event of the retirement of Messrs. Prisby, Pomranke, or Cole, in addition to the items identified above, each will continue to be covered by our welfare benefits for the term specified in his employment agreement.
Payments Made Upon Death or Disability
In the event of the death or disability of an NEO, in addition to the benefits listed under the headings Payments Made Upon Termination and Payments Made Upon Retirement above, he (or his beneficiary) will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.
Payments Made Upon a Change-in-Control
We have entered into employment agreements with Messrs. Prisby, Pomranke, and Cole and change-in-control agreements with Messrs. Clapp and Zimmer. Based upon these agreements, if an NEO’s employment is terminated following a change-in-control (excluding termination of employment for cause or by death or disability) or if the NEO terminates his employment for good reason or due to a material breach of the agreement, in addition to the benefits listed under the heading Payments Made Upon Termination, the NEO will receive the following:
•	a lump sum severance payment ranging from 100% to 300% of the sum of the executive’s average annual compensation (as defined in the employment agreement);
•
for the period specified in his agreement, at our cost, continued participation in all life insurance, health and accident insurance, disability insurance and other employee benefit programs he participated in (other than stock option and stock award plans, bonuses and other compensation included in the calculation of the average annual compensation and other benefits included in the calculation of the average annual compensation); and

•	all stock options and stock awards held by the executive will automatically vest and become exercisable.

The following table shows the potential payments upon termination or change-in-control for Mr. Prisby.

		Involuntary		Good
		Not For		Reason
		Cause	For Cause	Termination
	Normal	Termination	Termination	by Executive
	Retirement	by	by	Following
Executive Benefits and	on	CFS/Bank	CFS/Bank	Change-in-	Disability	Death
Payments Upon	12/31/2009	on	on	Control on	on	on
Separation	(1)	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009

Compensation:
Incentive plan (2)	$—	$—	$—	$—	$115,800	$115,800
Stock options	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards (3)	—	—	—	39,294	39,294	39,294
401(k) Plan (4)	646,572	646,572	646,572	646,572	646,572	646,572
Pension Plan (5)	1,083,000	1,083,000	1,083,000	1,083,000	1,083,000	1,042,164
ESOP (6)	75,015	75,015	75,015	75,015	75,015	75,015
Nonqualified and Frozen Plans (7)	114,469	114,469	114,469	114,469	114,469	114,469
Healthcare benefits (8)	2,272	2,272	—	2,272	2,272	2,272
Disability income (9)	—	1,296	—	1,296	149,051	—
Life insurance benefits (10)	—	1,248	—	1,248	—	260,000
Excise tax and gross-up	—	—	—	—	—	—
Cash severance	—	1,299,598	—	1,299,598	—	—
Accrued vacation pay	—	—	—	—	—	—

(1)
For purposes of normal retirement, Mr. Prisby has reached normal retirement age as defined under his employment agreements and each benefit plan except as defined under the Equity Incentive Plan which is age 72.

(2)	Reflects the unvested amount of the 2009 Service Retention Plan.

(3)	Reflects the value of service-based restricted stock shares that would vest including unvested dividends related to these shares.

(4)	Reflects the value of Mr. Prisby’s account under the 401(k) Plan.

(5)	Reflects the present value of accumulated benefits under our Pension Plan; except the amount reflected under the heading “Death,” which represents the active service death benefit under the plan.

(6)	Reflects the value of Mr. Prisby’s account under the ESOP.

(7)	Reflects the value of rabbi trusts established to fund our obligations under our Nonqualified Plan and the Frozen Plans.

(8)	Reflects the estimated cost of all future premiums which will be paid under our healthcare plans on behalf of Mr. Prisby pursuant to the terms of his employment agreement.

(9)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Prisby under our disability plan; except the amount reflected under the heading “Disability,” which represents the estimated present value of all future payments Mr. Prisby would be entitled to receive under our disability program. Mr. Prisby would be entitled to receive $10,000 per month for 15 months.

(10)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Prisby under a life insurance plan; except the amount reflected under the heading “Death,” which represents the estimated proceeds payable to Mr. Prisby’s beneficiaries upon his death.

The following table shows the potential payments upon termination or change-in-control for Mr. Pomranke.

						Good
				Involuntary		Reason
				Not For	For Cause	Termination
		Early	Normal	Cause	Termination	by Executive
	Voluntary	Retirement	Retirement	Termination	by	Following
Executive Benefits	Termination	on	on	by	CFS/Bank	Change-in-	Disability	Death
and Payments	on	12/31/2009	12/31/2009	CFS/Bank on	on	Control on	on	on
Upon Separation	12/31/2009	(1)	(1)	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009

Compensation:
Incentive plan (2)	$—	$—	$—	$—	$—	$—	$55,500	$55,500
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards (3)	—	—	—	—	—	59,629	59,629	59,629
401(k) Plan (4)	54,859	—	—	54,859	54,859	54,859	54,859	54,859
Pension Plan	—	—	—	—	—	—	—	—
ESOP (5)	14,655	—	—	14,655	14,655	14,655	14,655	14,655
Nonqualified and Frozen Plans	—	—	—	—	—	364	—	364
Healthcare benefits (6)	—	—	—	36,710	—	36,710	32,742	10,904
Disability income (7)	—	—	—	864	—	864	1,345,891	—
Life insurance benefits (8)	—	—	—	867	—	867	867	271,000
Excise tax and gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	579,938	—	579,938	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—

(1)	Mr. Pomranke has not met early or normal retirement eligibility requirements under any of our benefit plans.

(2)	Reflects the unvested amount of the 2009 Service Retention Plan.

(3)
Reflects the value of service-based and performance-based restricted stock shares that would vest, including unvested dividends. The value of the performance-based restricted stock is based on the awards earned at the performance target rate as specified in Mr. Pomranke’s award agreement.

(4)	Reflects the value of Mr. Pomranke’s account under the 401(k) Plan.

(5)	Reflects the value of Mr. Pomranke’s account under the ESOP; Mr. Pomranke is not yet vested in this account.

(6)	Reflects the estimated cost of all future premiums which will be paid under our healthcare plans on behalf of Mr. Pomranke pursuant to the terms of his employment agreement.

(7)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Pomranke under our disability plan; except the amount reflected under the heading “Disability,” which represents the estimated present value of all future payments Mr. Pomranke would be entitled to receive under our disability program. Mr. Pomranke would be entitled to receive $10,000 per month until he reaches age 65.

(8)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Pomranke under a life insurance plan; except the amount reflected under the heading “Death,” which represents the estimated proceeds payable to Mr. Pomranke’s beneficiaries upon his death.

The following table shows the potential payments upon termination or change-in-control for Mr. Cole.

						Good
				Involuntary		Reason
				Not For	For Cause	Termination
		Early	Normal	Cause	Termination	by Executive
	Voluntary	Retirement	Retirement	Termination	by	Following
Executive Benefits	Termination	on	on	by	CFS/Bank	Change-in-	Disability	Death
and Payments	on	12/31/2009	12/31/2009	CFS/Bank on	on	Control on	on	on
Upon Separation	12/31/2009	(1)	(1)	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009
Compensation:
Incentive plan (2)	$—	$—	$—	$—	$—	$—	$30,750	$30,750
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards (3)	—	—	—	—	—	31,980	31,980	31,980
401(k) Plan (4)	113,981	—	—	113,981	113,981	113,981	113,981	113,981
Pension Plan	—	—	—	—	—	—	—	—
ESOP (5)	34,677	—	—	34,677	34,677	34,677	34,677	34,677
Nonqualified and Frozen Plans	—	—	—	—	—	—	—	—
Healthcare benefits (6)	—	—	—	22,026	—	22,026	19,645	8,178
Disability income (7)	—	—	—	648	—	648	1,398,713	—
Life Insurance benefits (8)	—	—	—	504	—	504	504	210,000
Excise tax and gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	329,866	—	329,866	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—

(1)	Mr. Cole has not met early or normal retirement eligibility requirements under any of our benefit plans.

(2)	Reflects the unvested amount of the 2009 Service Retention Plan.

(3)
Reflects the value of service-based and performance-based restricted stock shares that would vest, including unvested dividends. The value of the performance-based restricted stock is based on the awards earned at the performance target rate as specified in Mr. Cole’s award agreement.

(4)	Reflects the value of Mr. Cole’s account under the 401(k) Plan.

(5)	Reflects the value of Mr. Cole’s account under the ESOP.

(6)	Reflects the estimated cost of all future premiums which will be paid under our healthcare plans on behalf of Mr. Cole pursuant to the terms of his employment agreement.

(7)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Cole under our disability plan; except the amount reflected under the heading “Disability,” which represents the estimated present value of all future payments Mr. Cole would be entitled to receive under our disability program. Mr. Cole would be entitled to receive $10,000 per month until he reaches age 65.

(8)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Cole under a life insurance plan; except the amount reflected under the heading “Death,” which represents the estimated proceeds payable to Mr. Cole’s beneficiaries upon his death.

The following table shows the potential payments upon termination or change-in-control for Mr. Clapp.

				Involuntary		Good
				Not For		Reason
				Cause	For Cause	Termination
		Early	Normal	Termination	Termination	by Executive
	Voluntary	Retirement	Retirement	by	by	Following
Executive Benefits	Termination	on	on	CFS/Bank	CFS/Bank	Change-in-	Disability	Death
and Payments	on	12/31/2009	12/31/2009	on	on	Control on	on	on
Upon Separation	12/31/2009	(1)	(1)	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009
Compensation:
Incentive plan (2)	$—	$—	$—	$—	$—	$—	$20,250	$20,250
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards (3)	—	—	—	—	—	27,399	27,399	27,399
401(k) Plan (4)	20,121	—	—	20,121	20,121	20,121	20,121	20,121
Pension Plan	—	—	—	—	—	—	—	—
ESOP (5)	—	—	—	—	—	—	3,409	3,409
Nonqualified and Frozen Plans	—	—	—	—	—	—	—	—
Healthcare benefits (6)	—	—	—	—	—	14,684	—	—
Disability income (7)	—	—	—	—	—	—	1,449,373	—
Life insurance benefits (8)	—	—	—	—	—	—	—	187,000
Excise tax and gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	—	—	161,826	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—

(1)	Mr. Clapp has not met early or normal retirement eligibility requirements under any of our benefit plans.

(2)	Reflects the unvested amount of the 2009 Service Retention Plan.

(3)
Reflects the value of service-based and performance-based restricted stock shares that would vest, including unvested dividends. The value of the performance-based restricted stock is based on the awards earned at the performance target rate as specified in Mr. Clapp’s award agreement.

(4)	Reflects the value of Mr. Clapp’s account under the 401(k) Plan; Mr. Clapp is not yet vested in the matching contributions he has received under the 401(k) Plan.

(5)	Reflects the value of Mr. Clapp’s account under the ESOP; Mr. Clapp is not yet vested in this account.

(6)	Reflects the cost of COBRA premiums, if elected, up to the family coverage amount pursuant to Mr. Clapp’s change-in-control agreement.

(7)
Reflects the estimated present value of all future payments Mr. Clapp would be entitled to receive under our disability program. Mr. Clapp would be entitled to receive $10,000 per month until he reaches age 65.

(8)	Reflects the estimated proceeds payable under a life insurance plan to Mr. Clapp’s beneficiaries upon his death.

The following table shows the potential payments upon termination or change-of-control for Mr. Zimmer.

				Involuntary		Good
				Not For		Reason
				Cause	For Cause	Termination
		Early	Normal	Termination	Termination	by Executive
	Voluntary	Retirement	Retirement	by	by	Following
Executive Benefits	Termination	on	on	CFS/Bank	CFS/Bank	Change-in-	Disability	Death
and Payments	on	12/31/2009	12/31/2009	on	on	Control on	on	on
Upon Separation	12/31/2009	(1)	(1)	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009
Compensation:
Incentive plan (2)	$—	$—	$—	$—	$—	$—	$18,661	$18,661
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards (3)	—	—	—	—	—	26,158	26,158	26,158
401(k) Plan (4)	86,387	—	—	86,387	86,387	86,387	86,387	86,387
Pension Plan	—	—	—	—	—	—	—	—
ESOP (5)	—	—	—	—	—	—	8,973	8,973
Nonqualified and Frozen Plans	—	—	—	—	—	—	—	—
Healthcare benefits (6)	—	—	—	—	—	14,684	—	—
Disability income (7)	—	—	—	—	—	—	1,339,007	—
Life insurance benefits (8)	—	—	—	—	—	—	—	162,000
Excise tax and gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	—	—	124,615	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—

(1)	Mr. Zimmer has not met early or normal retirement eligibility requirements under any of our benefit plans.

(2)	Reflects the unvested amount of the 2009 Service Retention Plan.

(3)
Reflects the value of service-based and performance-based restricted stock shares that would vest, including unvested dividends. The value of the performance-based restricted stock is based on the awards earned at the performance target rate as specified in Mr. Zimmer’s award agreement.

(4)	Reflects the value of Mr. Zimmer’s account under the 401(k) Plan.

(5)	Reflects the value of Mr. Zimmer’s account under the ESOP; Mr. Zimmer is not yet vested in this account.

(6)	Reflects the cost of COBRA premiums, if elected, up to the cost of family coverage pursuant to Mr. Zimmer’s change-in-control agreement.

(7)
Reflects the estimated present value of all future payments which Mr. Zimmer would be entitled to receive under our disability program. Mr. Zimmer would be entitled to receive $8,991 per month until he reaches age 65.

(8)	Reflects the estimated proceeds payable under a life insurance plan to Mr. Zimmer’s beneficiaries upon his death.
DIRECTOR COMPENSATION
We pay our directors, who are not our employees, an annual retainer of $6,000 for service on our board of directors and $20,000 for service on the Bank’s board of directors. Our lead director receives an additional fee of $6,000 annually. We also pay compensation committee members $550 per committee meeting attended with the committee chairman receiving an additional $100 per meeting that he presides over. We pay audit committee members $750 per committee meeting attended with the committee chairman receiving an additional $250 per meeting that he presides over. We pay corporate governance and nominating committee members $200 per meeting attended. Non-employee directors attending executive committee meetings receive $200 per meeting attended. Asset liability management committee members receive $400 per committee meeting attended. Occasionally, committee members may receive smaller stipends for abbreviated committee meetings at the discretion of the respective committee’s chairman.

Director compensation is subject to periodic adjustment by our board. All members of our board also serve as members of the Bank’s board of directors. Mr. Prisby, the chairman of the board, is not compensated for attending any board or committee meetings. Mr. Pomranke is not compensated for attending any Bank board or committee meetings.
DIRECTOR COMPENSATION TABLE
The following table details the compensation earned by each non-employee director of CFS, either from CFS or the Bank, during 2009.

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in		Option	Incentive Plan	Compensation	All Other
Name	Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	($) (b)	($) (c) (1)	($) (d)	($) (e)	(f) (2)	($) (g)	($) (h)
Gregory W. Blaine	$37,300	$4,800	$—	$—	$—	$—	$42,100
Gene Diamond	31,400	4,800	—	—	—	—	36,200
Frank D. Lester	30,550	4,800	—	—	(1,998)	—	33,352
Robert R. Ross	34,400	4,800	—	—	—	—	39,200
Joyce M. Simon	33,300	4,800	—	—	(8,007)	—	30,093

(1)
The amount shown in column (c) represents the aggregate grant date fair value computed in accordance with ASC 718 for the awards granted during 2009 under our Equity Incentive Plan. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to grants made prior to fiscal year 2010, refer to Note 9 of the financial statements in our annual report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. During 2009, each director was awarded 1,200 shares of service-based restricted stock which vests 33% on May 1, 2011; 33% on May 1, 2012; and 34% on May 1, 2013.

(2)
The amounts shown in column (f) represent all earnings from dividends and interest as well as changes in the market value of CFS common stock held in the rabbi trust under the Directors’ Deferred Compensation Plan.

The following table presents the number of shares of common stock subject to outstanding options that were unexercised or unvested at December 31, 2009 for each director.

				Equity Incentive
				Plan Awards:
			Equity Incentive	Market
	Number of		Plan Awards:	or Payout Value of
	Securities		Number of	Unearned Shares,
	Underlying		Unearned Shares,	Units or Other
	Unexercised		Units or Other	Rights That Have
	Options (#)	Average Option	Rights That Have	Not
Name	Exercisable	Exercise Price ($)	Not Vested	Vested
(a)	(b)	(c)	(#) (e)	($) (f) (1)
Gregory W. Blaine	20,000	$13.46	3,200	$10,336
Gene Diamond	20,000	13.46	3,200	10,336
Frank D. Lester	27,000	12.92	3,200	10,336
Robert R. Ross	16,000	14.35	3,200	10,336
Joyce M. Simon	16,000	14.35	3,200	10,336

(1)	The market value was computed by multiplying the number of shares awarded under our Equity Incentive Plan by the closing price ($3.23) of our common stock on the last trading day of 2009.

DIRECTORS’ DEFERRED COMPENSATION PLAN
All non-employee directors may choose to defer some or all of their annual compensation and receive the amounts due to them following retirement as a director. The deferred amounts are placed in rabbi trusts established by CFS to fund its obligations under the plan. Substantially all trust assets are required to be invested in CFS common stock but remain subject to the claims of our general creditors.
REPORT OF THE COMPENSATION COMMITTEE
The compensation committee has reviewed the Compensation Discussion and Analysis contained in this proxy statement with CFS management, and based on the review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in and this proxy statement.
Compensation Committee
Gene Diamond (Chairman)
Gregory W. Blaine
Joyce M. Simon
PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has approved the selection of BKD, LLP to serve as our independent registered public accounting firm to audit our financial statements for 2010. The committee and our board of directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance.
The ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2010 will be approved if the votes cast for the proposal exceed those cast against the proposal provided that a quorum is present in person or by proxy at the annual meeting. If the shareholders do not ratify the selection, the audit committee will consider any information submitted by the shareholders in connection with the selection for next year. Even if the appointment is ratified, the committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee believes such a change would be appropriate.
We expect that a representative of BKD, LLP will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.
Our board of directors unanimously recommends that you vote FOR the ratification of the independent registered public accounting firm.
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following fees were billed by BKD, LLP, our independent registered public accounting firm, for 2009 and 2008.
Audit Fees
The aggregate audit fees billed by BKD, LLP include amounts for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, including related services such as comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC and other regulatory bodies. Audit fees for the years ended December 31, 2009 and 2008 were $225,500 and $225,750, respectively.

Audit-Related Fees
BKD, LLP audited our benefit plans for the years ended December 31, 2008 and 2007. The amount of fees paid during 2009 and 2008 were $34,000 and $38,950, respectively. BKD, LLP did not provide any other audit-related services during 2009 and 2008.
Tax Fees
The aggregate fees paid for professional services provided by BKD, LLP related to income tax return preparation, assistance with quarterly tax estimates and consulting on various tax matters for the years ended December 31, 2008 and 2007. The amount of fees paid during 2009 and 2008 were $38,375 and $30,450, respectively.
All Other Fees
There were no fees paid for services which are not included above for 2009 or 2008.
Pre-Approval of Audit and Non-Audit Services
Our audit committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm. In addition, the committee will consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The committee will also consider on a case-by-case basis and, if appropriate, approve specific services that were not otherwise pre-approved.
Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the audit committee for consideration at its next regular meeting or, if earlier consideration is required, to the committee’s chairman between regular meetings. In the period between committee meetings, the committee’s chairman is authorized to pre-approve such services on behalf of the committee provided that the pre-approval is reported to the committee at its next regularly scheduled meeting. The committee will regularly review summary reports detailing all services and the fees for those services being provided to us by our independent registered public accounting firm.
During 2009, all services by our independent registered public accounting firm were pre-approved by the audit committee in accordance with this policy.
SHAREHOLDER PROPOSALS AND NOMINATIONS
SUBMISSION OF SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING
If you intend to present a proposal at our 2011 annual meeting, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to Monica F. Sullivan, our corporate secretary, at 707 Ridge Road, Munster, Indiana 46321. Ms. Sullivan must receive this proposal no later than November 16, 2010. Any such proposal would be subject to Rule 14a-8 under the Securities Exchange Act of 1934.
If you want to present a proposal at the 2011 annual meeting of shareholders, without including the proposal in the proxy statement, you must provide written notice to Ms. Sullivan at the address given above. Ms. Sullivan must receive this notice no later than                     , 2010. Director nominations may be made at the annual meeting only by or at the direction of our board of directors or by any shareholder entitled to vote at the meeting who has provided written notice to Ms. Sullivan by                     , 2010. All notices must comply with the notice requirements set forth in our by-laws. A complete copy of our by-laws was included as an exhibit to our Form 8-K filed on July 31, 2009 with the SEC and is also available to our shareholders free of charge upon request to Ms. Sullivan.

Each notice of a proposal must include, among other information described in our by-laws, the following:
•	a description of the business to be brought before the meeting;
•	your name, address, the class, and number of shares of CFS common stock you own;
•
the identification of any person retained or to be compensated by you, or acting on such person’s behalf, to make solicitations or recommendations to shareholders for the purpose of assisting in the passage of your proposal and a brief description of such arrangement; and

•	any material interest you may have in the proposal.
Each notice of a nomination must include, among other information described in our by-laws, the following:
•	your name, age, principal occupation, business and residential addresses, and the number of shares of CFS common stock you beneficially own;
•	the name, age, principal occupation, and business and residential addresses of the nominee and the number of shares beneficially owned by each nominee;
•	a representation as to your record ownership of CFS common stock and your intent to appear in person or by proxy at the meeting to present each nominee specified in your notice;
•	a description of all arrangements or understandings between you and each nominee and any other person pursuant to which the nomination or nominations are to be made;
•	each nominee’s consent to be elected and to serve; and
•	information that would be required to be disclosed in the solicitation of proxies for the election of directors under the federal securities laws.
Our board of directors may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.
OTHER MATTERS AND DISCRETIONARY VOTING
The board of directors is not aware of any matter other than those stated in this proxy statement that may come before the annual meeting. If any other matters are properly presented for action at the annual meeting, or at any adjournment or postponement of the meeting, a BLUE proxy card will confer discretionary authority to the persons named in the BLUE proxy card to vote on those matters. It is intended that the persons named as proxies in the BLUE proxy card will vote with respect to those matters as recommended by the board of directors of CFS or, if no recommendation is given, in their best judgment.

For the Board of Directors,

Monica F. Sullivan
Vice President — Corporate Secretary
Munster, Indiana
March  ___, 2010

APPENDIX A
INFORMATION CONCERNING PARTICIPANTS
IN THE COMPANY’S SOLICITATION OF PROXIES
The following tables (Directors and Nominees and Officers and Employees) identify the name and business address of our directors and director nominees, and the name, present principal occupation, and business address of our officers and employees who, under the rules of the Securities and Exchange Commission (SEC), are considered to be participants in our solicitation of proxies from our shareholders in connection with our 2010 annual meeting of shareholders.
Directors and Nominees
The principal occupations of our directors and director nominees who are considered participants in our proxy solicitation is included above in Proposal 1—Election of Directors of this proxy statement. The name and address of the organization of employment of our directors and director nominees are as follows:

Name	Business Address
Gregory W. Blaine	707 Ridge Road, Munster IN 46321
Gene Diamond	707 Ridge Road, Munster IN 46321
Frank D. Lester	707 Ridge Road, Munster IN 46321
Thomas F. Prisby	707 Ridge Road, Munster IN 46321
Robert R. Ross	707 Ridge Road, Munster IN 46321
Joyce M. Simon	707 Ridge Road, Munster IN 46321
Officers and Employees
The principal occupations of our NEOs and employees who are considered participants in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with us, and the business address for each person is CFS Bancorp, Inc., 707 Ridge Road, Munster, Indiana 46231.

Name	Principal Occupation
Thomas F. Prisby	Chairman of the Board and Chief Executive Officer
Daryl D. Pomranke	President and Chief Operating Officer
Charles V. Cole	Executive Vice President and Chief Financial Officer
Dale S. Clapp	Executive Vice President — Sales Management
Daniel J. Zimmer	Senior Vice President and Senior Credit Officer
Agnes C. Lasics	Senior Vice President — Human Resources and Education
Jeffrey C. Stur	Senior Vice President — Retail Loan Management
Michael P. Prisby	Vice President and Corporate Investment Officer
Information Regarding Ownership of CFS Securities by Participants
The number of shares of our common stock held by our directors, director nominees, NEOs, and each associate (as defined under Rule 14a-1a of the Securities Exchange Act of 1934) of these individuals as of March 9, 2010 is included above in Beneficial Ownership of Common Stock by Certain Shareholders of this proxy statement. The following table identifies the number of shares held as of March 9, 2010 by our other employees who are participants in our solicitation of proxies.

Shares of CFS Common Stock
Name	Beneficially Owned (1)
Agnes C. Lasics	56,834
Jeffrey C. Stur	99,729
Michael P. Prisby	73,497

(1)	Includes shares subject to stock options exercisable within 60 days of the Record Date as follows: Lasics — 35,000; Stur — 44,000; and Michael Prisby — 10,000.
Shares of our common stock owned of record by each of our directors, NEOs, and other participants are beneficially owned by such person.
Information Regarding Transactions in CFS Securities by Participants
The following table provides information regarding purchases and sales of our common stock by each of the participants listed above under Directors and Nominees and Officers and Employees during the two years prior to March 9, 2010. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares are represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares.

Shares of CFS Common Stock Purchased or Sold between March 9, 2008 and March 9, 2010
		Number of Shares of	Transaction
Name	Date	CFS Common Stock	Description
Thomas F. Prisby	5/1/2008	22,677	(6)
	8/29/2008	3,729	(2)
	12/31/2008	6,330	(8)
	1/27/2009	(11,577)	(7)
	6/15/2009	(5,000)	(4)
	6/15/2009	(10,000)	(4)
	11/24/2009	683	(4)
	12/31/2009	1,386	(8)
Gregory W. Blaine	7/28/2008	2,000	(6)
	5/27/2009	5,000	(1)
	7/27/2009	1,200	(6)
Gene Diamond	7/28/2008	2,000	(6)
	7/27/2009	1,200	(6)
Frank D. Lester	5/5/2008	200	(5)
	5/6/2008	300	(1)
	5/6/2008	300	(1)
	5/9/2008	500	(1)
	5/9/2008	500	(1)
	7/28/2008	2,000	(6)
	8/29/2008	127	(5)
	12/2/2008	1,000	(1)
	3/10/2009	2,500	(1)
	7/27/2009	1,200	(6)
	9/2/2009	235	(5)
Robert R. Ross	7/28/2008	2,000	(6)
	6/9/2009	10,000	(1)
	7/27/2009	1,200	(6)
Joyce M. Simon	4/3/2008	287	(5)
	6/26/2008	331	(5)
	7/28/2008	2,000	(6)
	8/29/2008	138	(5)
	10/1/2008	393	(5)
	1/5/2009	925	(5)
	3/31/2009	1,260	(5)
	6/30/2009	895	(5)
	7/27/2009	1,200	(6)

Shares of CFS Common Stock Purchased or Sold between March 9, 2008 and March 9, 2010 (continued)
		Number of Shares of	Transaction
Name	Date	CFS Common Stock	Description
Joyce M. Simon (continued)	10/2/2009	848	(5)
Daryl D. Pomranke	5/1/2008	12,463	(6)
	5/6/2008	1,000	(1)
	8/4/2008	2,500	(1)
	12/31/2008	3,094	(8)
	1/26/2009	14,286	(6)
	1/27/2009	(5,863)	(7)
	2/11/2009	3,500	(1)
	2/12/2009	100	(1)
	2/13/2009	6,400	(1)
	5/6/2009	1,000	(1)
	5/11/2009	1,000	(1)
	8/31/2009	3,500	(1)
	12/31/2009	1,442	(8)
	2/11/2010	(6,384)	(7)
	2/11/2010	14,198	(6)
	2/12/2010	86	(2)
Charles V. Cole	5/1/2008	7,620	(6)
	8/11/2008	2,000	(1)
	8/20/2008	1,000	(1)
	12/31/2008	3,674	(8)
	1/26/2009	8,828	(6)
	1/27/2009	(4,620)	(7)
	5/7/2009	2,000	(1)
	5/21/2009	1,000	(1)
	8/24/2009	2,000	(1)
	12/31/2009	1,353	(8)
	2/11/2010	(4,595)	(7)
	2/11/2010	7,615	(6)
Dale S. Clapp	5/1/2008	4,974	(6)
	8/8/2008	1,000	(1)
	11/4/2008	718	(1)
	11/7/2008	282	(1)
	1/26/2009	8,186	(6)
	1/27/2009	(2,874)	(7)
	2/17/2009	3,500	(1)
	5/18/2009	1,000	(1)
	8/14/2009	41	(1)
	8/17/2009	259	(1)
	8/19/2009	700	(1)
	12/31/2009	1,055	(8)
	2/11/2010	(4,163)	(7)
	2/11/2010	7,099	(6)
Daniel J. Zimmer	12/31/2008	1,829	(8)
	1/26/2009	6,638	(6)
	1/27/2009	(1,800)	(7)
	5/13/2009	2,000	(1)
	12/31/2009	948	(8)
	2/11/2010	(3,121)	(7)
	2/11/2010	5,478	(6)
Agnes Lasics	5/1/2008	2,828	(6)
	12/31/2008	3,364	(8)
	1/26/2009	4,662	(6)
	1/27/2009	(1,628)	(7)
	12/31/2009	1,031	(8)
	2/11/2010	(2,330)	(7)
	2/11/2010	4,359	(6)

Shares of CFS Common Stock Purchased or Sold between March 9, 2008 and March 9, 2010 (continued)
		Number of Shares of	Transaction
Name	Date	CFS Common Stock	Description
Jeffrey C. Stur	5/1/2008	4,046	(6)
	5/15/2008	(930)	(10)
	8/21/2008	250	(9)
	12/31/2008	3,720	(8)
	1/26/2009	4,482	(6)
	1/27/2009	(2,846)	(7)
	12/31/2009	1,149	(8)
	2/11/2010	(2,209)	(7)
	2/11/2010	3,522	(6)
Michael P. Prisby	5/1/2008	4,106	(6)
	12/31/2008	3,217	(8)
	1/26/2009	5,982	(6)
	1/27/2009	(2,606)	(7)
	5/8/2009	5,200	(1)
	12/7/2009	(1,000)	(3)
	12/9/2009	(1,500)	(3)
	12/31/2009	1,143	(8)
	2/11/2010	(3,218)	(7)
	2/11/2010	5,180	(6)

(1)	Purchase on the open market.

(2)	Purchase under the Nonqualified Deferred Compensation Plan.

(3)	Sale on the open market.

(4)	Gift of shares.

(5)	Purchase under the Directors’ Deferred Compensation Plan.

(6)	Restricted stock award, subject to a risk of forfeiture.

(7)	Forfeiture of restricted stock award.

(8)	Allocation of shares under ESOP.

(9)	Inheritance.

(10)	Sale through ESOP under Pension Protection Act diversification rules.
Miscellaneous Information Concerning Participants
Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of our knowledge, no associate (as defined under Rule 14a-1a of the Securities Exchange Act of 1934) of any participant identified above beneficially owns any shares of our common stock or other securities of CFS or the Bank. Furthermore, except as described above under Related Party Transactions in this proxy statement, to the best of our knowledge, no participant or any of his or her associates, is either a party to any transactions or series of transactions since the beginning of our last fiscal year, or any currently proposed transaction or series of transactions in which (i) we will be or are a party, (ii) the amount involved exceeds $120,000, and (iii) any participant, or any of his or her associates, had or will have a direct or indirect material interest.

To the best of our knowledge, except as described in this Appendix A or as otherwise disclosed in this proxy statement, no participant, or any of his or her associates, has entered into any agreement or understanding with any person regarding any future employment by CFS or any future transactions to which CFS will or may be a party. Except as described above under Related Party Transactions in this proxy statement, to the best of our knowledge, no participant is a party to any contracts, arrangements, or understandings with any person with respect to any securities of CFS, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
Except as described in this Appendix A or as otherwise disclosed in this proxy statement, to the best of our knowledge, no participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at our annual meeting of shareholders.
No participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

CFS BANCORP, INC.
ATTN: MONICA SULLIVAN
VICE PRESIDENT AND CORPORATE SECRETARY
707 RIDGE ROAD
MUNSTER, INDIANA 46321
VOTE BY INTERNET — www.2voteproxy.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on April 26, 2010. Have your proxy card in hand when you access the website and follow the instructions.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by CFS Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-830-3542
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CFS Bancorp, Inc., c/o Proxy Tabulator, PO Box 859232, Braintree, MA, 02185-9919.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 27, 2010. The proxy statement and our annual report on form 10-K for the fiscal year ended December 31, 2009 are available at https://materials.proxyvote.com/12525D.
THANK YOU FOR VOTING.

Please vote this proxy card TODAY!
Your prompt response will save the expense of additional mailings
CFS BANCORP, INC.
This Proxy is Solicited on Behalf of the Board of Directors
For Use at the 2010 Annual Meeting of Shareholders
The undersigned hereby appoints Gregory W. Blaine, Gene Diamond, Daryl D. Pomranke, Robert R. Ross and Joyce M. Simon, and each of them, as proxies, each with full power to act without the other and with full power of substitution, to represent and to vote as indicated on the reverse side of this card all shares of common stock of CFS Bancorp, Inc. (the “Company”) held in the name of the undersigned on March 9, 2010, at the Annual Meeting of Shareholders to be held at the Center for Visual and Performing Arts, located at 1040 Ridge Road, Munster, Indiana 46321 on Tuesday, April 27, 2010 at 10:00 a.m. Central Time and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present.
This proxy will be voted as directed, but if no direction is given, this proxy will be voted FOR the election of Frank D. Lester and Thomas F. Prisby as directors of the Company and FOR proposal 2. With respect to any other matters as may properly come before the Annual Meeting of Shareholders, the proxies named herein will have the authority to vote on such matters and intend to vote in accordance with the recommendation of the Company’s Board of Directors or, if no recommendation is given, in their best judgment.
(Continued and to be signed on the reverse side.)
Please mark, date, sign, and mail your proxy card in the envelope provided as soon as possible.
Please mark your vote in blue or black ink as shown here: ☒
The Board of Directors recommends that you vote FOR the election of the nominees named below and FOR the proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm.
1. Election of Directors. To elect as directors of the Company the nominees named below to hold office for a three-year term expiring in 2013 and until their successors are elected and qualified.

☐ FOR all nominees listed (except as noted on the line below)	☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
(01) Frank D. Lester
(02) Thomas F. Prisby
INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the line above.
2. Ratification of Appointment of BKD, LLP. Ratification of the appointment of BKD, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.
☐ FOR           ☐ AGAINST            ☐ ABSTAIN

3. Other Matters. In their discretion, on such other matters as may properly come before the Annual Meeting of Shareholders and any adjournment or postponement thereof.

Signature of Shareholder

Date

Signature of Shareholder

Date
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 27, 2010. The proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2009, together with the accompanying form of proxy, are available at https://materials.proxyvote.com/12525D.